Exhibit 99.29

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

Mediaset España Comunicación, S.A.

Financial Statements for the year ended 31 December 2017 and Directors’ Report, together with Independent Auditor’s Report

Translation of a report originally issued in Spanish based on our work performed in accordance with the audit regulations in force in Spain. In the event of a discrepancy, the Spanish-language version prevails.

Deloitte, S.L. Plaza Pablo Ruiz Picasso, 1 Torre Picasso 28020 Madrid España Tel: +34 915 14 50 00 www.deloitte.es

Translation of a report originally issued in Spanish based on our work performed in accordance with the audit regulations in force in Spain. In the event of a discrepancy, the Spanish-language version prevails.

INDEPENDENT AUDITOR’S REPORT ON FINANCIAL STATEMENTS

To the Shareholders of Mediaset España Comunicación, S.A.,

Opinion

We have audited the financial statements of Mediaset España Comunicación, S.A. (the Company), which comprise the balance sheet as at 31 December 2017, and the income statement, statement of changes in equity, statement of cash flows and notes to the financial statements for the year then ended.

In our opinion, the accompanying financial statements present fairly, in all material respects, the equity and financial position of the Company as at 31 December 2017, and its results and its cash flows for the year then ended in accordance with the regulatory financial reporting framework applicable to the Company (identified in Note 2.1 to the financial statements) and, in particular, with the accounting principles and rules contained therein.

Basis for Opinion

We conducted our audit in accordance with the audit regulations in force in Spain. Our responsibilities under those regulations are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report.

We are independent of the Company in accordance with the ethical requirements, including those pertaining to independence, that are relevant to our audit of the financial statements in Spain pursuant to the audit regulations in force. In this regard, we have not provided any services other than those relating to the audit of financial statements and there have not been any situations or circumstances that, in accordance with the aforementioned audit regulations, might have affected the requisite independence in such a way as to compromise our independence.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Deloitte, S.L. Inscrita en el Registro Mercantil de Madrid, tomo 13.650, sección 8a, folio 188, hoja M-54414, inscripción 96a. C.I.F.: B-79104469.

Domicilio social: Plaza Pablo Ruiz Picasso, 1, Torre Picasso, 28020, Madrid.

Recognition of advertising revenue

Description

As indicated in Note 18 to the accompanying financial statements, advertising revenue accounts for approximately 99% of the Company’s total revenue and relates mainly to insertions of advertisements in spaces owned by the Company, almost all of which come from a single customer, Publiespaña, S.A. (Sole- Shareholder Company), which is in turn a wholly-owned investee of the Company, as detailed in Note 7.1 to the accompanying financial statements.

The recognition of this revenue relates mainly to the performance of an agreement entered into by the two parties, with amounts based on the sales of Publiespaña, S.A. (Sole-Shareholder Company) to the end customer, which arise from a large number of transactions and the accrual of the revenue on a daily basis. The revenue recognition is also determined by the terms and conditions established in specific negotiations with each customer, which are integrated into its computer systems.

In view of the concentration of transactions with Publiespaña, S.A. (Sole- Shareholder Company), their direct association with the revenue of that entity, which relates to a high number of transactions and the existence of various contractual terms and conditions established with the end customer, the advertising revenue occurrence, accuracy and cutoff were considered to be a key matter in our audit.

Procedures applied in the audit

Our audit procedures included, among others, the review of the design and implementation of the controls considered to be relevant to the mitigation of the risks associated with the advertising revenue recognition process, and tests to verify that the controls operate effectively.

We involved our specialists in information technology and systems in the performance of audit tests on the computer tool for billing and monitoring audiences.

In addition, we performed substantive tests of details by performing the reconciliation with Publiespaña, S.A. (Sole-Shareholder Company) as well as a review, on a selective basis, of the documentation supporting insertions of advertisements over the year, in order to verify, mainly, their actual broadcast and the consistency of their recognition with the agreed-upon contractual terms and conditions.

We also performed substantive analytical procedures on the main accounting line items affected, taking into account their performance in recent years, market data and expectations as to their foreseeable evolution.

Lastly, we evaluated the adequacy of the disclosures provided in the notes to the accompanying financial statements (see Notes 4 and 18) required by the applicable regulatory financial reporting framework.

Other Matter

The financial statements of Mediaset España Comunicación, S.A. for the year ended 31 December 2016 were audited by another auditor who expressed an unmodified opinion on those statements on 23 February 2017.

Other Information: Directors’ Report

The other information comprises only the directors’ report for 2017, the preparation of which is the responsibility of the Company’s directors and which does not form part of the financial statements.

Our audit opinion on the financial statements does not cover the directors’ report. Our responsibility relating to the information contained in the directors’ report is defined in the audit regulations in force, which establish two distinct levels of responsibility in this regard:

a)        A specific level that applies to the non-financial information statement, as well as to certain information included in the Annual Corporate Governance Report, as defined in Article 35.2.b) of Spanish Audit Law 22/2015, which consists solely of checking that the aforementioned information has been provided in the directors’ report, or, as the case may be, that the directors’ report contains the corresponding reference to the separate report on non-financial information as provided for in the applicable legislation and, if this is not the case, reporting this fact.

b)        A general level applicable to the other information included in the directors’ report, which consists of evaluating and reporting on whether the aforementioned information is consistent with the financial statements, based on the knowledge of the entity obtained in the audit of those financial statements and excluding any information other than that obtained as evidence during the audit, as well as evaluating and reporting on whether the content and presentation of this section of the directors’ report are in conformity with the applicable regulations. If, based on the work we have performed, we conclude that there are material misstatements, we are required to report that fact.

Based on the work performed, as described above, we have checked that the information described in section a) above is provided in the directors’ report and that the other information in the directors’ report is consistent with that contained in the financial statements for 2017 and its content and presentation are in conformity with the applicable regulations.

Responsibilities of the Directors and of the Audit and Compliance Committee for the Financial Statements

The directors are responsible for preparing the accompanying financial statements so that they present fairly the Company’s equity, financial position and results in accordance with the regulatory financial reporting framework applicable to the Company in Spain, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, the directors are responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Company or to cease operations, or have no realistic alternative but to do so.

The audit and compliance committee is responsible for overseeing the process involved in the preparation and presentation of the financial statements.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the audit regulations in force in Spain will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

A further description of our responsibilities for the audit of the financial statements is included in Appendix 1 to this auditor’s report. This description, which is on pages 5 and 6, forms part of our auditor’s report.

Report on Other Legal and Regulatory Requirements

Additional Report to the Audit and Compliance Committee

The opinion expressed in this report is consistent with the content of our additional report to the Company’s audit and compliance committee dated 27 February 2018.

Engagement Period

The Annual General Meeting held on 27 April 2017 appointed us as auditors for a period of three years from the year ended 31 December 2017.

Deloitte, S.L.

Registered in ROAC under no. S0692

Appendix 1 to our auditor’s report

Further to the information contained in our auditor’s report, in this Appendix we include our responsibilities in relation to the audit of the financial statements.

Auditor’s Responsibilities for the Audit of the Financial Statements

As part of an audit in accordance with the audit regulations in force in Spain, we exercise professional judgement and maintain professional scepticism throughout the audit. We also:

•                  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•                  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.

•                  Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the directors.

•                  Conclude on the appropriateness of the use by the directors of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•                  Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with the entity’s audit and compliance committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the entity’s audit and compliance committee with a statement that we have complied with relevant ethical requirements, including those regarding independence, and we have communicated with it to report on all matters that may reasonably be thought to jeopardise our independence, and where applicable, on the related safeguards.

From the matters communicated with the entity’s audit and compliance committee, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters.

We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Financial Statements and Management Report for the year ended December 31, 2017

DISCLAIMER: The English version is a translation of the original in Spanish for information purposes only. In case of a discrepancy, the Spanish original will prevail.

TABLE OF CONTENTS

1.	Balance sheet at December 31, 2017

2.	Income statement for the year ended December 31, 2017

3.	Statement of changes in equity for the year ended December 31, 2017

4.	Cash flow statement for the year ended December 31, 2017

5.	Notes to the financial statements for the year ended December 31, 2017

6.	Management Report for 2017

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Balance as of December 31, 2017

(In thousands of Euros)

ASSETS	Notes	2017	2016

NON-CURRENT ASSETS		837.715	900.683
Intangible assets	6	539.538	603.798
Patents, licenses, and trademarks		172.005	188.752
Goodwill		230.383	259.181
Software		3.281	2.667
Audiovisual property rights		133.869	153.198
Property, plant and equipment	5	59.760	57.172
Land and buildings		26.801	27.289
Plant and other PP&E items		29.843	23.423
Property, plant and equipment under construction and prepayments		3.116	6.460
Investment in group companies and associates	7	173.326	177.788
Equity instruments		121.149	126.479
Loans to group companies	8.1	47.808	47.123
Loans to associates	8.1	4.369	4.186
Equity instruments Loans to third parties	8.1	265	316
Equity instruments Loans to third parties		250	300
Other financial assets		15	16
Deferred tax assets	15	64.826	61.609

CURRENT ASSETS		399.853	437.142

Inventories	9	5.791	6.710
Finished products		5.552	6.244
Prepayments to suppliers		239	466
Trade and other receivables		242.865	236.428
Trade receivables	8.1	5.713	5.155
Trade receivables from group companies and associates	8.1	221.962	217.665
Other receivables	8.1	35	43
Receivables from employees	15	15.155	13.565
Current income tax assets	8.1	41.336	41.500
Investments in group companies and associates		26.305	26.703
Loans to group companies		15.031	14.797
Other financial assets	8.1	105	695
Financial investments		50	—
Derivatives		—	629
Other financial assets		55	66
Other current assets	11	12.387	6.431
Cash and cash equivalents	12	97.369	145.378
Other cash equivalents		97.369	145.378

TOTAL ASSETS		1.237.568	1.337.825

Notes 1 to 21 described in the accompanying Annual Report form an integral part of the Balance Sheet as of December 31, 2017. Madrid, February 27, 2018

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Balance as of December 31, 2017

(In thousands of Euros)

EQUITY AND LIABILITIES	Notes	2017	2016

EQUITY		853.921	965.475
CAPITAL AND RESERVES		853.921	965.475
Share capital	13	168.359	168.359
Issued capital		168.359	168.359
Share premium	13	409.041	409.041
Reserves	13	212.355	240.874
Legal and statutory reserves		33.672	33.672
Other reserves		178.683	207.202
Treasury shares	13	(100.500)	—
Profit for the year		164.666	147.201

NON-CURRENT LIABILITIES		13.807	18.040
Provisions	14	13.291	9.150
Provisions for contingencies and liabilities		13.291	9.150
Borrowings	8.2	258	6.113
Other non-current financial liabilities		258	6.113
Deferred tax liabilities	15	258	2.777

CURRENT LIABILITIES		369.840	354.310
Borrowings	8.2	54.224	66.498
Bank borrowings		3	19
Liabilities arising from derivative financial instruments		1.014	23
Other financial liabilities		53.207	66.456
Borrowings from group companies and associates	8.2	147.759	143.943
Trade and other payables		167.756	143.424
Suppliers	8.2	130.750	99.628
Suppliers, group companies and associates	8.2	9.311	16.898
Employee benefits payable	8.2	873	236
Other payables to public administrations	8.2	9.791	8.217
Customer advances	15	17.031	18.445
Accruals		101	445

TOTAL EQUITY AND LIABILITIES		1.237.568	1.337.825

Notes 1 to 21 described in the accompanying Annual Report form an integral part of the Balance Sheet as of December 31, 2017. Madrid, February 27, 2018

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Income statement for the year ended December 31, 2017

(In thousands of Euros)

	Notes	2017	2016

CONTINUING OPERATIONS
Revenue	18	791.741	786.273
Sale		782.140	774.760
Rendering of services		9.601	11.513
Changes in inventory of finished goods and work in progress	18	(692)	164
Work performed by the entity and capitalized		4.948	5.304
Cost of sales	18	(192.684)	(202.376)
Consumption of goods for resale		(192.684)	(202.376)
Other operating income		14.180	10.771
Ancillary income		14.166	10.752
Operating grants taken to income		14	19
Employee benefits expense		(88.128)	(83.753)
Wages and salaries		(72.464)	(68.787)
Social security costs	18	(15.664)	(14.966)
Other operating expenses		(202.325)	(183.346)
External services	18	(176.575)	(159.433)
Taxes		(25.764)	(25.286)
Losses on, impairment of and change in trade provisions		14	1.373
Depreciation and amortization	5,6	(226.964)	(245.469)
Overprovisions		6.491	2.585
Impairment losses and gains (losses) on disposal of non-current assets		(1.914)	(4.346)
Impairment losses	6	(1.654)	(4.304)
Gains (losses) on disposal and other gains and losses	5,6	(260)	(42)
OPERATING PROFIT		104.653	85.807
Finance Income		72.652	84.276
From equity investments		71.001	82.206
In group companies and associates	19	71.001	82.206
From marketable securities and other financial instruments		1.651	2.070
Of group companies and associates	19	1.631	1.838
Of third parties		20	232
Finance cost		(473)	(1.320)
Borrowing from group companies and associates		—	(567)
Third-party borrowings		(473)	(753)
Exchange gains (losses)		(733)	448
Impairment and gains (losses) on disposal of financial instruments		5.788	(584)
Impairment losses and losses	7	11.048	(2.970)
Gains (losses) on disposal and other gains (losses)		(5.260)	2.386
FINANCIAL RESULT		77.234	82.820

PROFIT BEFORE TAX		181.887	168.627
Income tax	15	(17.221)	(21.426)
PROFIT FOR THE PERIOD FROM CONTINUING OPERATIONS		164.666	147.201

DISCONTINUED OPERATIONS
Profit/(loss) after tax for the year from discontinued operations		—	—

PROFIT FOR THE YEAR		164.666	147.201

Notes 1 to 21 described in the accompanying Annual Report form an integral part of the Balance Sheet as of December 31, 2017. Madrid, February 27, 2018

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Statement of changes in equity for the year ended December 31, 2017

(In thousands of Euros)

A) Statement of recognised income and expenses for the year ended December 31, 2017

	Notes	2017	2016

PROFIT FOR THE PERIOD		164.666	147.201

INCOME AND EXPENSES RECOGNIZED DIRECTLY IN EQUITY
From measurement of financial instruments		—	—
Available-for-sale financial assets		—	—
Other income/expense		—	—

From cash flows hedges Currency translation differences
Currency translation differences
Grants, donations and bequests received		—	—
From actuarial gains and losses, and other adjustments Tax effect		—	—
Tax effect		—	—
TOTAL INCOME AND EXPENSE RECOGNIZED DIRECTLY IN EQUITY		—	—

AMOUNTS TRANSFERRED TO INCOME STATEMENT
From measurement of financial instruments		—	—
Available-for-sale financial assets		—	—
Other income/expense		—	—
From cash flows hedges		—	—
Grants, donations and bequests received Tax effect		—	—
Tax effect		—	—
TOTAL AMOUNTS TRANSFERRED TO INCOME STATEMENT		—	—

TOTAL RECOGNIZED INCOME AND EXPENSE		164.666	147.201

Notes 1 to 21 described in the accompanying Annual Report form an integral part of the Balance Sheet as of December 31, 2017. Madrid, February 27, 2018

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Statement of changes in equity for the year ended December 31, 2017

(In thousands of Euros)

B) Statement of changes in equity for the year ended December 31, 2017

	Issued Capital (Note 13.a)	Share Premium (Note 13.b)	Legal Reserve (Note 13.c)	Reserves for share option plans	Goodwill reserve (Note 13.d)	Voluntary reserves	Total Other reserves	Treasury shares (Note 13.f)	Profit for year	TOTAL CAPITAL AND RESERVES

ADJUSTED BALANCE AT 1/1/2016	183.088	697.597	40.686	348	57.596	143.568	201.512	(214.837)	167.404	1.075.450

Total recognized income and expense	—	—	—	—	—	—	—	—	147.201	147.201

Transations with shareholders and owners
Share capital reduction	(14.729)	(288.556)	—	—	—	—	—	303.285	—	—
Profit distribution	—	—	—	—	—	—	—	—	—	—
Dividend distribution (Note 13.e)	—	—	—	—	—	—	—	—	(167.404)	(167.404)
Transations with shares or own equity instruments (net)	—	—	—	—	—	—	—	(91.413)	—	(91.413)
Incentive plans though share-based payments	—	—	—	(348)	—	(976)	(1.324)	2.965	—	1.641

Other changes in equity	—	—	(7.014)	—	—	7.014	7.014	—	—	—

ADJUSTED BALANCE AT 31/12/2016	168.359	409.041	33.672	—	57.596	149.606	207.202	—	147.201	965.475

ADJUSTED BALANCE AT 1/1/2017	168.359	409.041	33.672	—	57.596	149.606	207.202	—	147.201	965.475

Total recognized income and expense	—	—	—	—	—	—	—	—	164.666	164.666

Transations with shareholders and owners
Share capital reduction	—	—	—	—	—	—	—	—	—	—
Profit distribution	—	—	—	—	—	—	—	—	—	—
Dividend distribution (Note 13.e)	—	—	—	—	—	(28.519)	(28.519)	—	(147.201)	(175.720)
Transations with shares or own equity instruments (net)	—	—	—	—	—	—	—	(100.500)	—	(100.500)
Incentive plans thoughshare-based payments	—	—	—	—	—	—	—	—	—	—

Other changes in equity	—	—	—	—	—	—	—	—	—	—

ADJUSTED BALANCE AT 31/12/2017	168.359	409.041	33.672	—	57.596	121.087	178.683	(100.500)	164.666	853.921

Notes 1 to 21 described in the accompanying Annual Report form an integral part of the Balance Sheet as of December 31, 2017. Madrid, February 27, 2018

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Cash flow statement for the year ended December 31, 2017

(In thousands of Euros)

	Notes	2017	2016
CASH FLOW FROM OPERATING ACTIVITIES

Profit before tax		181.887	168.627
Adjustments to profit		155.052	169.384

Depreciation and amortization (+)	5,6	226.964	245.469
Impairment losses (+/-)	6,7	(9.394)	7.274
Changes in provisions (+/-)	14	4.141	1.732
Gains/(losses) from derecognition and disposals of fixed assets (+/-)	5,6	260	251
Proceeds from disposals of financial instruments		5.260	(2386)
Finance income (-)		(72.652)	(84.276)
Finance costs (+)		473	1.320

Change in working capital		14.104	13.413
Inventories	9,18	692	(164)
Trade and other receivables		(4.847)	(6.345)
Other current assets		(5.729)	245
Trade and other payables		24.332	19.397
Other current liabilities		(344)	280

Other cash flows from operating activities		50.973	45.545
Interest paid (-)		(473)	(1.320)
Dividends received (+)	19	71.001	82.206
Interest received (+)		1.651	1.364
Proceeds (payments) for income tax (+/-)		(21.206)	(33.737)
Other proceeds (payments) (+/-)		—	(2.968)

CASH FLOWS FROM OPERATING ACTIVITIES		402.016	396.969

CASH FLOWS FROM INVESTING ACTIVITIES
Payments on investments (-)		(174.898)	(193.594)
Group companies and associates		(7.416)	(874)
Intangible assets	6	(156.350)	(169.720)
Property, plant and equipment	5	(11.069)	(13.982)
Other financial assets		(63)	(9.018)

Proceeds from disposal (+)		16.461	38.845
Group companies and associates		16.461	10.472
Intangible assets		—	1
Other assets		—	28.372

CASH FLOWS FROM INVESTING ACTIVITIES		(158.437)	(154.749)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from and payments on equity instruments		(100.822)	(89.755)
Disposal of own equity instruments (+)		—	1.641
Acquisition of own equity instruments (-)	13	(100.822)	(91.396)

Proceeds from and payments on financial liabilities		(14.313)	(2.134)
Issues		9.251	16.446
Borrowings from group companies and associates (+)		9.251	16.446
Repayment and redemption of		(23.564)	(18.580)
Bank borrowings (-)		(16)	(6)
Borrowings from group companies and associates (+)		(5.435)	(17.476)
Other borrowings (-)		(18.113)	(1.098)

Dividends paid and payments on other equity instruments	13	(175.720)	(167.404)
Dividends paid (-)		(175.720)	(167.404)

CASH FLOWS FROM FINANCING ACTIVITIES		(290.855)	(259.293)

NET FOREIGN EXCHANGE DIFFERENCE		(733)	—

NET INCREASE/DECREASE IN CASH AND CASH EQUIVALENTS		(48.009)	(17.073)

Cash and cash equivalents at the beginning of the year	12	145.378	162.451

Cash and cash equivalents at the end of the year	12	97.369	145.378

Notes 1 to 21 described in the accompanying Annual Report form an integral part of the Balance Sheet as of December 31, 2017. Madrid, February 27, 2018

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2017

1. Activity

MEDIASET ESPAÑA COMUNICACIÓN, S.A. (called Gestevisión Telecinco, S.A. until April 12, 2011), (hereinafter “the Company”) was incorporated in Madrid on March 10, 1989. Its registered address is Carretera de Fuencarral a Alcobendas 4, 28049 Madrid.

The Company engages in the indirect management of a public television service. At 31 December 2017 the Company operated seven TV channels (Telecinco, Factoría de Ficción, Boing, Cuatro, Divinity, Energy and BeMad). The licenses to operate these channels were granted as follows:

•                  Under the terms of the State concession granted by the General Secretariat of Communications’ Resolution of August 28, 1989 and the concession agreement contained in the public deed of October 3, 1989, as well as all-natural operations related to and as a consequence of that management.

•                  This agreement was renewed for ten years from April 3, 2000 under a Council of Ministers’ agreement dated March 10, 2000.

•                  A Council of Ministers’ resolution of November 25, 2005 extended this concession agreement as well as those of other national concessionaires to include three DTT (digital terrestrial television) channels.

•                  A Council of Ministers’ agreement of March 26, 2010 renewed this concession for an additional ten years.

The Company made all the investments required to start digital transmissions pursuant to Royal Decree 2169/1998, of October 9, which approved the Spanish National Technical Plan for Digital Terrestrial TV. Without prejudice to the above and in conformity with Transitional Provision Two of the Audio-visual Law, on May 3, 2010 the Company requested that the concession be changed to a license to offer an audio-visual communication service. Under the Council of Ministers’ resolution of June 11, 2010, the concession became a 15-year license to offer an audio-visual communication service. This license is automatically renewable for the same period provided the Company meets the requirements of Article 28 of the Law 7/2010, of March 31 (Audio-visual Law).

•                  Since the analogical blackout on April 3, 2010 (when analogical broadcasts ended), and by virtue of the Third Additional Provision of Royal Decree 944/2005 on May 4, 2010, the Company had access to a multiple digital license with national coverage, which increased the channels it managed to four.

•                  Following the acquisition of Sogecuatro, S.A. in 2010, the Company obtained Cuatro’s multiplex licenses (Cuatro and three more channels).

•                  On May 6, 2014, the digital channels La Siete and Nueve ceased broadcasting in compliance with the sentence handed down by the Third Chamber of the Supreme Court, as decided at a Council of Ministers meeting held on March 22, 2013.

•                  Based on an agreement reached by the Council of Ministers on October 16, 2015, the Company was granted a 15-year license to operate a new high-definition TDT channel, which may be extended in accordance with the terms stipulated by Audio-visual Law. Set broadcasting must begin within six months of being granted. Said channel, BeMad, began broadcasting on April 21, 2016, within the legal deadline set in the specifications for granting the license.

•                  As per Article 3 of its Articles of Association, the Company was incorporated for an indefinite period.

The Company became exchange-listed on June 24, 2004, when it was listed on the stock exchanges of Madrid, Barcelona, Bilbao and Valencia and became an IBEX-35 company on January 3, 2005.

2. Basis of presentation of the financial statements

2.1 Regulatory framework of financial information applicable to the Company

These financial statements have been formulated by the administrators in accordance with the regulatory framework of financial information applicable to the Company, which is established in:

a.   Commercial Code and other corporate legislation.

b.   GAAP enacted by Royal Decree 1514/2007, which was amended by Royal Decree 602/2016, and its sectoral adaptations.

c.   The mandatory compliance rules approved by the Accounting and Audit Institute in the development of the Generally Accepted Accounting Plan and its complementary regulations.

d.   The mandatory compliance rules approved by the National Securities Market Commission.

e.   Other Spanish accounting regulations that may apply.

The figures shown in these financial statements are presented in thousands of euros unless otherwise indicated.

2.2 True and fair view

The accompanying annual financial statements have been prepared from the Company’s accounting records in accordance with prevailing accounting legislation in order to give a true and fair view of the equity, financial position and results of the Company, as well as the cash flows reported in the cash flow statement.

These financial statements have been prepared by the directors of the Company and will be submitted for approval by the shareholders in general meeting. It is expected that they will be approved without modification.

In these current annual accounts, that information or breakdowns, not requiring any detail due to their qualitative importance, have been considered non-material or have no relative importance according to the concept of materiality or relative importance defined in the conceptual framework of the PGC. 2007 have been omitted.

2.3 Comparative information

The application of accounting principles for the years 2017 and 2016 has been uniform, therefore, no operations or transactions exist that have been registered following different accounting principles that could cause discrepancies in the interpretation of the comparative figures for both periods.

2.4 Preparation of the consolidated financial statements

The Company, as the parent of a corporate group in accordance with the current law and given that it is a listed company, is obliged to present consolidated financial statements in accordance with the International Financial Reporting Standards as approved by the European Union. Accordingly, the corresponding annual consolidated financial statements were prepared together with these individual financial statements. Consolidated equity and net profit for the year ended December 31, 2017 amounted to 900,077 thousand euros and 197,496 thousand euros, respectively.

2.5 Grouping of items

Certain items of the Balance Sheet, the Profit and Loss Account, the Statement of Changes in Equity and the Statement of Cash Flows are presented in a grouped manner to facilitate understanding, although, to the extent that it is significant, has included the information separately in the Notes of the report.

2.6 Critical issues concerning the assessment of uncertainty

The preparation of the Company’s annual financial statements requires the Directors to make judgments, estimates and assumptions which affect the application of accounting principles and the balances of assets, liabilities, income and expenses, and the disclosure of contingent assets and liabilities at the reporting date. These estimates and assumptions are based on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amount of the assets and liabilities that are not readily apparent from other sources. Those estimates and assumptions are reviewed on an ongoing basis. The effects of the reviews of the accounting estimates are recognised in the period during which they are carried out, if they relate solely to that period, or in the period reviewed and future periods if the review affects both current and future periods. Nevertheless, the uncertainty inherent in the estimates and assumptions may lead to results that necessitate adjusting the carrying values of the assets and liabilities affected in the future.

Aside from the general process of making systematic and periodically revising estimates, the directors made certain value judgments on issues that have a special effect on the Financial Statements.

The main judgments as well as the estimates and assumptions regarding future events, and other uncertain sources of estimates at the date of preparation of the Financial Statements that may cause corrections to assets and liabilities are as follows:

Impairment of non-current assets

The valuation of non-current assets, other than financial assets, requires estimates to be made in order to determine their fair value, in order to assess possible impairment. To determine fair value, the Directors analyse the market value and estimate the expected cash flows from assets or the cash-generating units to which they belong and apply an appropriate discount rate to calculate the present value of these cash flows.

Future cash flows depend on meeting the business plan for upcoming years, whereas discount rates depend on the interest rate and the risk premium associated with each cash generating unit. Note 6 includes the hypotheses used to calculate the value of the cash-generating units and includes a sensitivity analysis of the changes in the hypotheses used.

Deferred tax assets

Deferred tax assets are registered when the Income Tax Group, of which the company is the parent is likely to have future taxable profit against which allow these assets to be applied.

To determine the amount of deferred tax assets that can be registered, the Directors estimate the amounts and dates on which future taxable profits will be obtained, and the reversion period of taxable temporary differences.

Useful life of property, plant and equipment, and intangible assets

The Company periodically reviews the useful life of its property, plant and equipment, and its intangible assets, prospectively adjusting the provisions for depreciation when the estimates change.

Provisions and contingent liabilities

The Company recognises provisions for risks in accordance with the accounting policy set forth in Note 4.10. The Company has made judgments and estimates regarding the probability of the said risks occurring, as well as the amount thereof, and has recognised a provision when the risk has been considered likely, estimating the cost that such an occurrence would represent for it. When risks are considered possible, no provisions are registered (Note 14).

Calculation of fair values, values in use and present values

Estimating fair values, values in use, and present values entails calculating future cash flows and making assumptions on the future values of flows as well as the applicable discount rates. The estimates and related assumptions are based on historical experience and various other factors understood to be reasonable under the circumstances.

3. Allocation of profit

The Directors have proposed the following allocation of profit, pending approval by the General Shareholders’ Meeting, expressed in thousands of euros:

Amount
Proposed appropriation
Profit for the year	164.666
Total	164.666
Appropriation to:
Dividend	164.666
Total	164.666

Limitations on the distribution of dividends

The Company is obliged to transfer 10% of the profit for the year to a legal reserve until this reserve reaches an amount at least equal to 20% of share capital. Unless the balance of the reserve exceeds this amount, it cannot be distributed to shareholders. At the date of preparation of these financial statements, the mandatory legal reserve is fully constituted.

Once the requirements set by law or the company’s Articles of Association have been met, dividends may only be distributed against profit for the year or against freely distributable reserves if the value of equity is not lower than share capital or would not be caused to be less than share capital by the distribution of dividends. Accordingly, profit recognised directly in equity may not be distributed either directly or indirectly. Where losses exist from previous years that reduce the Company’s equity to below the amount of share capital, profit must be allocated to offset these losses.

At its meeting on February 27, 2018, the Board of Directors resolved to submit for approval by Shareholders in the Ordinary General Meeting a proposal to distribute an extraordinary dividend amounting to 32,830 thousand euros with a charge to the Company’s freely distributable reserves, which are registered under the “Other Reserves” heading.

4. Recognition and valuation standards

The main recognition and valuation accounting standards applied in the preparation of these financial statements are as follows:

4.1 Intangible assets

Intangible assets are measured at cost of acquisition or production, less accumulated depreciation and any impairment losses. An intangible asset is recognised as such only if it is likely to generate future income for the Company and its cost can be reliably measured.

The financial expenses of specific or generic funding of assets with installation periods exceeding one year accrued before the assets are put to use are included in the acquisition or production cost.

Intangible assets are amortised using the straight-line method over their estimated useful lives and recoverability is analysed when events or changes in circumstances take place that indicate that their net book value may not be recovered. Amortisation methods and schedules are revised annually at year end and, where appropriate, adjusted prospectively. When the useful life of these assets cannot be reliably estimated, they are amortised over a period of 10 years.

Goodwill

Goodwill is included in the asset when its value is revealed by virtue of an onerous acquisition, in the context of a combination of businesses.

Goodwill is allocated to each of the cash generating units on which the benefits of the synergies of the combination of businesses are expected to fall. Subsequent to its initial recognition, goodwill is valued at acquisition price less accumulated amortisation and, if applicable, the accumulated amount of recognised impairment corrections. In accordance with the applicable regulations, the useful life of the goodwill has been established in 10 years and its amortisation is linear.

Computer software

This concept includes the amounts paid for title to or the right to use computer programs; those that are developed in-house are included only when they are expected to be used over several years.

Computer software maintenance costs are expensed directly in the year in which they are incurred.

Computer software is amortised on a straight-line basis over three years from the date on which it starts to be used.

Patents, licenses, and trademarks.

These relate mainly to trademarks and concessions for television channels. The “Cuatro” trademark and the “Cuatro” multiplex operators’ license were identified in the Sogecuatro Group purchase price allocation price. On the one hand the “Cuatro” trademark has an estimated useful life of 20 years. On the other hand, the license is amortised on a straight-line basis in 10 years from January 1, 2016 in accordance with the provisions of R.D.602/2016.

Until 2015, licenses were considered to have an indefinite useful life, in accordance with the provisions of the Generally Accepted Accounting Plan approved by Royal Decree 1514/2007, it was not amortised.

Effective starting January 1, 2016, as indicated in Royal Decree 602/2016 of December 2, goodwill is amortised on a straight- line basis over its 10-year useful life (Note 2.5).

Audio-visual property rights

The following intangible assets are recognised under this heading:

Property rights on external audio-visual production

These rights are initially recognised at their acquisition price. If they are acquired for a fixed price per package and the breakdown of the individual value of each product is not provided, individual values are calculated based on a weighting factor equivalent to the acquisition cost of products of a similar type and category, as if the acquisition were made on an individual basis. If the contract stipulates the individual value of each product/title, this is taken directly as the value of the asset.

The right is recognised at the time the material becomes available for broadcasting pursuant to the contract and is recognised under “Customer Advances” until it becomes available for broadcasting. In the case of several rights associated with a single contract that become available during the same year but on different dates, the Company recognises the inclusion of the rights under the contract on the date on which the first right is available for broadcasting.

These rights are amortised based on the number of screenings, as follows:

1.              Films and TV movies (non-series)

* Contractual rights for two screenings:

First screening: 50% of acquisition cost

Second screening: 50% of acquisition cost.

* Contractual rights for three or more screenings:

First screening: 50% of acquisition cost

Second screening: 30% of acquisition cost.

Third screening: 20% of acquisition cost

2.              Other products (series)

* Contractual rights for two or more screenings:

First screening: 50% of acquisition cost

Second screening: 50% of acquisition cost

When a screening is sold to a third party, the value of the screening, calculated on the basis of the above percentages, is amortised on the basis of the buyer’s territorial capacity to distribute the television signal. A cost of goods sold is recognised based on the revenues generated in the territory where the screening has been sold and adjustments are made to the unsold value of the screening in question.

When audience figures for first screenings or channel programming indicate that the net book value is below the estimated real value, specific impairment provisions are recognised for each product or right.

In-house series production rights

These include productions that the Company, as the owner, may both broadcast and subsequently sell.

Their value includes both the costs incurred directly by the Company and recorded in the line “Work performed by the entity and capitalised” of the Income Statement, and the amounts billed by third parties.

The residual value, estimated at 2% of total cost, is amortised on a straight-line basis over three years from the time the productions are available, unless these rights are sold to third parties during the amortisation period, in which case the remaining value is expensed to the revenues generated by the sale.

Amortisation is based on the screenings, as follows:

•                  Series of less than 60 minutes or more and/or broadcast daily.

First screening: 100% of the amortisable value

•                  Series of 60 minutes or more and/or broadcast weekly

First screening: 90% of the amortisable value

Second screening: 10% of the amortisable value, with the exception of promotional broadcasts.

In addition, the residual values of broadcasting rights over three years old, from the date of recording of the assets, are written off.

When audience figures for first screenings or channel programming indicate that the net book value is not in line with the real estimated value, impairment provisions are recorded specifically for each product or right.

Distribution rights

These include the rights acquired by the Company for their exploitation in all windows in Spain.

The cost of the right is that stipulated in the contract. Amortisation of distribution rights is recognised based on the expected consumption pattern in each window in which the right is exploited, as well as the estimated audiences for each window.

When the free-to-air broadcasting or right commences, it is reclassified under audio-visual property rights.

In the free-to-air window, the amortisation of the rights is recognised in the same way as in the case of audio-visual property rights, as detailed in the corresponding note.

Coproduction rights

These include the coproduction rights acquired by the Company for use in all windows.

The cost of the right is that which is stated in the contract. Amortisation of distribution rights is recognised based on the expected consumption pattern in each window in which the right is exploited, as well as the estimated audiences for each window.

When the free-to-air broadcasting or right commences, it is reclassified under audio-visual property rights.

In the free-to-air window, the amortisation of the rights is recognised in the same way as in the case of audio-visual property rights, as detailed in the corresponding note.

Rights: options, scripts, development

Necessary expenses for the analysis and development of new projects are recognised under this heading. The scripts acquired are valued at their acquisition cost.

At the moment in which a production right to which it is associated begins, the right is reclassified to the corresponding rights account and amortised accordingly.

Master copies and dubbing

Master copies refer to the media supporting the audio-visual rights and to the cost of dubbing original versions.

These are valued at cost and amortised in the same proportion as the audio-visual rights with which they are associated.

4.2 Retransmission rights

The costs for the rights to broadcast sport are recognised under “Procurements” on the income statement at the cost stipulated in the contract. The costs are recognised when each event is broadcast. Advance payments are recognised in the balance sheet under “Current assets — Other current assets.”

4.3 Property, plant and equipment

Property, plant and equipment are initially valued at either acquisition or production cost.

Following their initial recognition, they are valued at cost less accumulated depreciation and any impairment losses.

The financial expenses of specific or generic funding of assets, which have an installation period that exceeds one year, accrued before the assets are put to use are included in the acquisition or production cost.

When, based on an analysis of the nature and conditions of a lease agreement, all risks and rewards incidental to ownership of the leased item are considered to be substantially transferred to the Company, the agreement is classified as a financial lease. Therefore, the ownership acquired through these financial leases is valued, based on its nature in the PP&E, at an amount equivalent to the lower of its fair value and the present value of the minimum payments established at the beginning of the lease agreement, minus the accumulated depreciation and any impairment loss. There were no finance lease agreements at year end 2017 and 2016.

Expenses for repairs which do not prolong the useful life of the assets, as well as maintenance expenses, are recognised in the income statement in the year that they are incurred. Expenses incurred for expansion or improvements which increase the productivity or prolong the useful life of the asset are capitalised as an increase in the value of the item.

Depreciation expenses are recognised in the Profit and Loss Account. The elements of this item depreciate from the moment in which they are available to be brought into service. Property, plant and equipment are depreciated using the straight-line method using the following percentages of estimated amortisation:

Ratio
Buildings	3%
TV equipment	20%
Fixtures	10%
Tools	20%
Automobile-related material	14-15%
Furniture	10%
Data-processing equipment	25%
Other items of property, plant, and equipment	20%

The Company reviews the assets’ useful life and of property, plant and equipment at year end and adjusts them prospectively where applicable.

4.4 Impairment of non-current non-financial assets

The Company assesses, at least at each year end, whether there is an indication that a non-current asset or, where applicable, a cash-generating unit may be impaired. If any such indication exists, the Company estimates the asset’s recoverable amount.

The recoverable amount is the higher of the fair value less the costs of sale and the value in use. When the book value is greater than the recoverable amount, an impairment loss occurs. The value in use is the present value of the expected future cash flows, using risk-free market interest rates, adjusted for the specific risks associated with the asset. For assets that do not generate cash flows, largely independent of those derived from other assets or groups of assets, the recoverable amount is determined for the cash generating units to which those assets belong.

The valuation adjustments for impairment and their reversal are recorded in the profit and loss account. Impairment adjustments are reversed when the circumstances that gave rise to them cease to exist, except for those relating to goodwill. The reversal of the impairment is limited to the book value of the asset that would appear if the corresponding impairment had not been previously recognized.

The impairment test for the goodwill and the signal transmission license is performed by evaluating the recoverable value of the cash generating unit associated with them. If the recoverable amount of the cash generating units is less than their book value, an impairment loss is recorded.

4.5 Financial instruments

Financial assets

A) Classification and valuation

Financial assets are classified into one of the following categories for valuation purposes:

1.              Loans and receivables

2.              Held-to-maturity investments

3.              Financial assets held for trading

4.              Other financial assets at fair value with changes in the profit and loss

5.              Investments in group companies, joint ventures and associates

6.              Financial assets available-for-sale

Financial assets are initially recognised at fair value. Unless there is evidence to the contrary, fair value is the transaction price. The transaction price is equivalent to the fair value of the consideration paid plus directly attributable transaction costs, except, for financial assets held for trading and other financial assets at fair value through profit or loss, directly attributable transaction costs are recognised directly in the profit or loss account of the year in which the financial asset is acquired. Additionally, for financial assets held for trading and financial assets available-for-sale, preferential subscription and any similar rights acquired will be part of the initial valuation.

a.1) Loans and receivables

Loans and receivables comprise financial assets arising from the sale of goods or the rendering of services in the ordinary course of the Company’s business. The category also includes credits from non-commercial operations, which are defined as financial assets which, in addition to not being equity instruments or derivatives, have no commercial substance, have fixed or determinable payments and are not traded on an active market. This category does not include financial assets for which the Company might not substantially recover all of its initial investment due to circumstances other than credit impairment.

Following initial recognition, financial assets included in this category are valued at amortised cost. Interest is recognised in the income statement using the effective interest rate method.

Nevertheless, trade receivables that mature within less than one year with no contractual interest rate, as well as advances and loans to personnel, dividends receivable and called-up payments on equity instruments, the amount of which is expected in the short term, are carried at nominal value both at initial and subsequent valuations, when the effect of not discounting cash flows is not significant.

Loans and receivables maturing in less than twelve months as of the balance sheet date are classified as current, and those maturing at over 12 months as non-current.

a.2) Financial assets held for trading

A financial asset is considered to be held for trading when:

a)  It is originated or acquired to be sold in the short term.

b)  It is part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent pattern of short-term profit taking.

c)  It is a derivative financial instrument, providing that is not a financial guarantee contract and has not been designated as a hedging instrument.

After initial recognition, these assets are valued at fair value including any transaction costs relating to their sale. Changes to fair value are recognised in the income statement for the year.

a.3) Investments in Group companies, joint ventures, and associates

This category includes equity investments in companies in which the entity exercises control (group companies), joint control via by-law resolutions or contractual arrangements with one or more partners (jointly controlled entities) or has significant influence (associates).

Upon initial recognition in the balance sheet, the investments are recognised at fair value, which, unless there is evidence to the contrary, is the transaction price, which is equivalent to the fair value of the consideration paid.

Investments in Group companies are recognised, where applicable, based on accounting principles for transactions with group companies (Note 4.16) and those used for determining the cost of business combinations in accordance with the accounting policy governing business combinations.

When an investment is newly classified as a group company, joint venture or associate, the carrying amount of that investment immediately prior to its new classification is taken as the cost of that investment. If applicable, any unrealised value adjustments to the investment which have been previously recognised directly in equity are left in equity until the investment is either sold or impaired.

Following initial measurement, these financial assets are measured at cost, less any accumulated impairment loss. When a value must be assigned to these assets because they are removed from the balance sheet or for another reason, the homogenous-groups weighted average cost method is applied, with homogenous groups understood to be those that have the same rights. Where preferential subscription or similar rights are sold or separated for the purpose of being exercised, the cost of these rights decreases the carrying amount of the respective assets.

a.4) Financial assets available-for-sale

This category includes debt securities and equity instruments of other companies not classified in any of the preceding categories.

After initial recognition, these assets are stated at fair value including any transaction costs relating to their sale. Changes in fair value are recognised directly in equity until the investment is removed from the balance sheet or determined to be impaired, at which time the cumulative gain or loss is recognised in the income statement. However, impairment losses and foreign exchange gains, and losses on monetary assets denominated in foreign currency are recognised in the income statement. Interest, calculated according to the effective interest rate method and dividend income are also recognised in the income statement.

Investments in equity instruments whose fair value cannot be reliably determined are valued at cost, less any cumulative impairment. When a value must be assigned to these assets because they are removed from the balance sheet or for another other reason, the homogenous-groups weighted average cost method is applied. Where preferential subscription or similar rights are sold or separated for the purpose of being exercised, the cost of these rights decreases the carrying amount of the respective assets. This amount is the fair value or the cost of the rights consistent with the measurement of the associated financial assets.

B)  Interest and dividends received from financial assets

Interest and dividends from financial assets accrued subsequent to acquisition are recognised as income. Interest must be recognised using the effective interest rate method; dividends are recognised when the right to receive them is established.

For these purposes, financial assets are recognised separately in the initial valuation, based on maturity, accrued explicit interest due at that date and the amount of dividends declared by the competent body at the time the assets are acquired. For these purposes, explicit interest refers to the contract interest rate applied to the financial instrument.

In addition, when distributed dividends are derived unmistakably from profit generated prior to the date of acquisition given that the amounts of distributed dividends exceeded the profit generated by the associate since the acquisition, the dividends are not recognised as income and decrease the cost of the investment.

C)  Impairment of financial assets

At year end, the Company evaluates if its financial assets or group of financial assets are impaired.

Financial assets recognised at amortised cost (receivables)

Valuation adjustments are made, provided that there is objective evidence that the value of a financial asset, or group of financial assets, recognised at amortised cost has suffered an impairment loss as a result of one or more events that have occurred after their initial recognition causing a reduction or delay in estimated future cash flows.

The impairment loss on these financial assets is the difference between their book value and the present value of the future cash flows expected to be generated, minus the effective interest rate calculated at the time of their initial recognition. For financial assets with variable interest rates, the effective interest rate corresponding to the closing date of the annual accounts is used, in accordance with the contractual conditions. To calculate the impairment losses of a group of financial assets, models based on statistical methods or formulas are used.

Impairment losses, as well as the reversion thereof when the amount of the loss diminishes for reasons related to a subsequent event, are recognised as revenue or expense, respectively, in the income statement. The reversal of an impairment is limited to the book value of the credit that would have been recognised on the reversal dates had no impairment loss been recognised.

Investments in Group companies, joint ventures and associates

When there is objective evidence that the book value of an investment will not be recoverable, the required valuation adjustments must be made.

The valuation adjustment is the difference between the book value of the investment and the recoverable amount, which is the greater of the investment’s fair value, less costs of sale and the present value of future cash flows derived from the investment. Unless better evidence of the recoverable amount of the investments is available, impairment of this type of asset has been estimated taking into account the equity of the subsidiary, adjusted by any unrealised capital gain existing on the measurement date.

Unless financial support has been promised to the investee, no provisions are set aside in excess of the value of the investment.

Impairment loss and its reversion are recognised as expenses or as revenue, respectively, in the income statement. The reversal of an impairment is limited to the book value of the estimate that would have been recognised on the reversal dates had no impairment loss been recognised.

Financial assets available-for-sale

When there is objective evidence of a decline in the fair value of this category of financial assets due to impairment, the underlying capital losses recognised as “Unrealised gains (losses) reserve” in net equity are recognised in the income statement.

The reversal of an impairment loss is recognised in the income statement. Such reversal is limited to the book value of the financial asset that would have been recognised on the reversal date had no impairment loss been recognised.

D) Derecognition of financial assets

The Company derecognises all or part of a financial asset when the contractual rights to related cash flows expire or are transferred. In such cases, substantially all of the risks and rewards of ownership must be assigned, under circumstances that are evaluated by comparing the Company’s exposure before and after the transfer with the variability in the amounts, and the timing of the net cash flows of the transferred asset.

If control over the asset is retained, the Company continues to recognise it to the extent to which it is exposed to the changes in the value of the transferred asset, i.e., due to its continuing involvement, and recognises it as an associated liability.

When the financial asset is derecognised, the difference between the consideration received, net of attributable transaction costs, including any new financial asset obtained less any liability assumed, and the book value of the financial asset plus any cumulative gain or loss directly recognized in equity, determines the gain or loss generated upon derecognition and is included in the income statement in the year to which it relates.

Financial liabilities

A) Recognition and valuation

The Company classifies its financial liabilities into the following categories:

1. Accounts payable

2. Financial liabilities held for trading

3. Other financial liabilities at fair value through profit or loss

Financial liabilities are initially valued at fair value, which, unless there is evidence to the contrary, is equivalent to the fair value of the consideration received. For financial liabilities included in trade and other payables, directly attributable transaction costs are part of the initial valuation; for other financial liabilities, these costs are recognised in the income statement. Liabilities maturing in less than twelve months as of the balance sheet date are classified as current, and those maturing at over twelve months as non-current.

a.1) Accounts payable

Accounts payable comprises financial liabilities arising from the purchase of goods and services in the ordinary course of the Company’s business. The category also includes non-trade payables, which are defined as financial liabilities that, in addition to not being derivative instruments, have no commercial substance.

Upon initial recognition in the balance sheet, they are recognised at fair value, which, unless there is evidence to the contrary, is the transaction price, which is equivalent to the fair value of the consideration received, adjusted by directly attributable transaction costs.

Following initial recognition, financial assets included in this category are valued at amortised cost. Interest is recognised in the income statement using the effective interest rate method.

Nevertheless, trade payables maturing within less than one year with no contractual interest rate, as well as called-up payments on shares the amount of which is expected in the short term are recognised at nominal value, both in the initial recognition and in the subsequent recognition, when the effect of not discounting cash flows is not significant.

a.2) Financial liabilities held for trading:

A financial liability is considered to be held for trading when:

a) It is issued primarily for the purpose of being repurchased in the short term.

b) It forms part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent pattern of obtaining short-term profit.

c) It is a derivative financial instrument, providing that is not a financial guarantee contract and has not been designated as a hedging instrument.

Financial liabilities are initially valued at fair value, which, unless there is evidence to the contrary, is equivalent to the fair value of the consideration received. Directly attributable transaction costs are directly recognised in the income statement.

After initial recognition, these assets are valued at fair value including any transaction costs relating to their sale. Changes to fair value are recognised in the income statement for the year.

B) Derecognition of financial liabilities

The Company derecognises a financial liability when the obligation under the liability is extinguished.

When debt instruments are exchanged, provided that their contractual terms are substantially different, the original financial liability is derecognised and the new financial liability is recognised. Financial liabilities whose contractual terms are substantially modified are treated in the same way.

The difference between the book value of the derecognised financial asset (or part of it) and the compensation paid, including any attributable transaction costs, which also includes any new asset transferred other than cash or liability assumed, is recognised in the income statement in the year to which it relates.

When debt instruments are exchanged whose contractual terms are not substantially different, the original financial liability is not derecognised, and the commissions paid are recognised as an adjustment to the carrying amount. The amortised cost of a financial liability is determined by applying the effective interest rate, which is the rate that makes the book value of the financial liability on the modification date equal to the cash flows to be paid as per the new terms.

Financial derivatives

The Company’s financial derivatives at December 31, 2017 and 2016 were classified as held for trading, with gains or losses recognised in profit or loss. These instruments are exchange rate derivatives associated with certain operations in foreign currency.

4.6 Current and non-current items

Assets and liabilities are classified in the balance sheet as current and non-current. Accordingly, assets and liabilities are classified as current when they are associated with the Company’s operating cycle and it is expected that they will be sold, consumed, realised or settled within the normal course of that cycle; if they differ from the aforementioned assets, and are expected to mature, be sold or realised within one year; if they are held for trading or are cash and cash equivalents the use of which is not restricted to more than one year.

Audio-visual rights classified under intangible assets are entirely recognised as non-current assets, with the percentages the Company expects to consume broken down in periods of under a year (Note 6).

4.7 Treasury shares

Treasury shares are recognised in equity with a debit balance when acquired. No loss or gain is shown in the Income Statement on sale or cancelation. Expenses incurred in connection with transactions with treasury shares are recognised directly in equity as a reduction in reserves.

4.8 Inventories

In-house production programs which are broadcast daily are recognised as inventories. These programs are recognised at production cost, which is determined by considering all costs attributable to the product which are incurred by the Company.

Advances paid for programs are also included.

They are expensed when the related programs are broadcast.

When the net realisable value of inventories is less than acquisition or production cost, the corresponding provision is recognised in the income statement.

4.9 Cash and cash equivalents

This heading includes cash, bank current accounts, short-term deposits and purchases of assets under resale agreements that meet the following criteria:

•                  They are readily convertible to cash.

•                  They mature within less than three months from the acquisition date.

•                  The risk of change in value is insignificant.

•                  They are part of the Company’s standard cash management policy.

In terms of the cash flow statement, occasional bank overdrafts used as part of the Company’s cash management strategy are recognised as a decrease in cash and cash equivalents.

4.10 Provisions and contingencies

Liabilities that are indeterminate with respect to their amount or the date on which they are cancelled are recognised in the balance sheet as provisions when the Company has a present obligation (derived from a contract or a legal provision or from an implicit or tacit obligation) as a result of past events, and a quantifiable outflow of resources is likely to be required to settle the obligation.

Provisions are valued at the present value of the best possible estimate of the amount necessary to cancel or to transfer it to a third party recognising the adjustments arising from the update of the provision as a financial cost as they accrue. No discounts are made on provisions falling due within twelve months that do not have a significant financial effect. Provisions are reviewed at each balance sheet date and adjusted to reflect the current best estimate.

Compensation receivable from a third party when provisions are settled is recognised as an asset, albeit not deducted from the amount of the provision, and provided that there is no doubt that this compensation will actually be received, and that it does not exceed the amount of the liability recognised. When a contractual or legal obligation to externalise the risk exists by virtue of which the Company is not liable for the risk, the amount of said compensation is deducted from the amount of the provision.

In addition, contingent liabilities are considered to be possible obligations that arise from past events whose materialisation depends on the occurrence of future events not wholly within the Company’s control, as well as present obligations arising from past events, for which it is not likely that an outflow of resources will be required to settle them or which cannot be reliably valued. Contingent liabilities are not recognised in the financial statements but are disclosed in the accompanying notes, unless the likelihood of an outflow of resources is considered remote.

4.11 Equity-based payment transactions

The Company maintained in the past share option plans related to the compensation system for executive directors and board members that are settled by delivering Company shares. The employee benefits expense is determined based on the fair value of the share options to be awarded on the date the option is granted. This expense is recognised over the stipulated three-year period during which the services are rendered. The fair value of share options established at the date the award was granted is not modified.

The options’ fair value is valued based on an internal valuation using valuation option models —specifically, the binomial method— and taking into account the price of the option in the year, the life of the option, the price of the underlying shares, the expected volatility of the share price, estimated dividend payments, and the risk-free interest rate for the life of the option.

The granting of Company shares to the other executive directors and directors of group companies is recognized in the financial statements by increasing the value of the investment of said subsidiaries.

At the date of preparation of these financial statements, the Company does not have any share-based plan commitments.

During 2016, the medium-term loyalty and incentive system was approved, which is referenced to the Company’s applicable listed value as of 2016, and designed for the Group’s directors and top management. The Plan’s main objectives are to award sustainable results, align top management’s interest with those of the shareholders, while improving the remuneration mix.

This system, receives in equal parts, an annual contribution from each beneficiary and a contribution charged to the company, establishing a given amount that will be invested in the purchase of Mediaset España Comunicación S.A shares, and attributed to the beneficiary.

4.12 Transactions in foreign currency

The Financial Statements are presented in thousands of euros, which is the Company’s functional currency.

Monetary items

Transactions in foreign currency are initially recognised at the exchange rate on the date of the transaction. Monetary assets and liabilities denominated in foreign currency are converted at the exchange rate as at the balance sheet date. All exchange gains or losses arising from conversion as well as those arising when balance sheet items are settled are recognised in the income statement.

Non-monetary items

Non-monetary items valued at historical cost are converted at the exchange rate as at the date of the transaction.

Non-monetary items valued at fair value are valued by applying the exchange rate as at the date that fair value is determined. Exchange differences are recognised directly in equity if the non-monetary item is valued against equity and in the income statement if it is valued against the profit or loss.

4.13 Corporate Income tax

Since 1999, the Company has been presenting consolidated corporate income tax as parent of the consolidated tax group 49/99. Apart from Mediaset España Comunicación, S.A. the following companies also form part of the group:

•                  Grupo Editorial Tele 5, S.A.U.

•                  Telecinco Cinema, S.A.U.

•                  Publiespaña, S.A.U.

•                  Publimedia Gestión, S.A.U.

•                  Mediacinco Cartera, S.L.U.

•                  Conecta 5 Telecinco, S.A.U.

•                  Advertisement 4 Adventure, S.L.U. (antes Sogecable Media, S.L.U.)

•                  Sogecable Editorial, S.L.U.

•                  Concursos Multiplataformas, S.A.U.

In 2017 Premiere Megaplex, S.A.U. and Integración Transmedia, S.A.U. (currently named Alea Media, S.A.) left the consolidated tax group, and Concursos Multiplataformas, S.A.U. have joined.

The Corporate income tax expense for the year is calculated as the sum of current tax resulting from applying the corresponding tax rate to taxable profit for the year, less any applicable rebates and tax credits, taking into account changes in recognised deferred tax assets and liabilities during the year. The corresponding tax expense is recognised in the income statement, except when it relates to transactions recognised directly in equity, in which case the corresponding tax expense is recognised in equity, and in business combinations in which is recorded as other assets and liabilities of the acquired business.

Deferred taxes are recognised on all temporary differences at the date of the balance sheet between the tax bases of assets and liabilities and their carrying amounts. The tax base of an asset or liability is the amount attributed to it for tax purposes.

The tax effect of temporary differences is included in “Deferred tax assets” or “Deferred tax liabilities” on the balance sheet, as applicable.

Deferred tax liabilities are recognised for all temporary differences, except where disallowed by the tax legislation in force.

The Company recognises deferred tax assets for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, insofar as it is probable that the tax Group of which it is head, has future taxable profits against which these assets may be used, except where disallowed by the tax legislation in force.

For business combinations in which deferred tax assets have not been accounted for separately at initial recognition because they do not meet the criteria, the deferred tax assets which are recognised during the valuation period and which arise from new information regarding matters and circumstances existing at the acquisition date will require an adjustment of the related goodwill. After the abovementioned valuation period, or as a result of new information regarding matters and circumstances that did not exist at the acquisition date, they are written off or recognised directly in equity, depending on the applicable accounting policy.

At each financial year end, the Company assesses the deferred tax assets recognised and those that have not been previously recognised. Based on this analysis, the Company derecognizes the asset previously recognised if it is no longer probable that it will be recovered, or it recognises any deferred tax asset that had not been previously recognised, provided that it is probable that future taxable profit will be available against which these assets may be used.

Deferred tax assets and liabilities are valued at the tax rate expected to apply to the period in which they are reversed, as required by approved tax laws and in the manner in which it reasonably expects to recover or settle the asset or liability by way of differed tax. The adjustments of the values of deferred tax assets and liabilities are allocated to the Income Statement, except to the extent that deferred tax assets and liabilities were charged and credited directly to equity. Deferred tax assets and liabilities are valued without taking into account the effect of the financial discount.

Deferred tax assets and liabilities are not discounted and are classified as non-current assets or non-current liabilities, respectively.

4.14 Income and expenses

Revenue and expenses are recognised when the actual flow of the related goods and services occurs, regardless of when the resulting monetary or financial flow arises.

Income from sales and services

Revenue is recognised according to the economic substance of the transaction.

Income is recognised when it is probable that the Company receives the profit or economic benefits deriving from the transaction and the amount of income and costs incurred or to be incurred can be reliably measured.

Revenue from the sale of goods or the rendering of services is measured at the fair value of the consideration received or receivable stemming from those goods or services, less any discounts, rebates and similar items given by the company, as well as indirect taxes on transactions reimbursed by third parties. Interest included in trade receivables, maturing in not more than one year, that have no contractual rate of interest are included as an increase in value of the revenue, because the effect of not updating cash flows is not significant.

Leases

Leases in which the lessor maintains a significant portion of the risks and benefits of ownership of the leased asset are treated as operating leases. Payments or collections carried out under contracts of this type are recognised in the income statement throughout the period of the lease on an accrual basis.

4.15 Business combinations

Business combinations, understood as operations in which the Company acquires control of one or more businesses, are recognised using the purchase method. Under the purchase method, assets acquired and liabilities assumed are recognised, at the acquisition date, at fair value, provided that this value can reliably valued. In addition, the difference between the cost of the business combination and the value of these assets and liabilities is recognised, in the income statement, as goodwill, when the difference is positive, or as income, when the difference is negative. The criteria contained in the section on intangible assets of these Notes apply to goodwill.

Provisional values are used to measure business combinations when the necessary valuation process has not been completed prior to the financial year end. These values should be adjusted within a year from the date of acquisition. Adjustments recognised to complete the initial valuation are made retroactively, thus the resultant values are those which would have been stated initially had the information been available, and therefore the comparative figures are adjusted.

The cost of a business combination is determined by the sum of:

a) The fair values on the acquisition date of the assets received, the liabilities incurred or assumed, and the equity instruments issued by the acquirer. Nonetheless, when the fair value of the business acquired is more reliable, this value is used to estimate the fair value of the compensation paid.

b) The fair value of any contingent compensation which depends on future events or the fulfilment of certain conditions. Such compensation must be recognised as an asset, a liability or equity depending on its nature.

Under no circumstances is the cost of the business combination to include expenses related to the issuing of equity instruments or financial liabilities exchanged for assets acquired; these must be recognised according to the standard on financial instruments.

Other fees paid to legal advisors or other professionals involved in the transaction are recorded as an expense in the income statement. Under no circumstances are internal expenses generated as a result of any of these concepts to be included in the cost of the business combination. Likewise, those incurred by the acquiring entity related to the business combination are not to be included.

Generally, unless there is a more reliable valuation, the fair value of equity instruments or financial liabilities which are provided as compensation for a business combination is the quoted price if these instruments are quoted on an active market. If this is not the case, in the specific case of a merger and division, the fair value is the value given to the shares or participation in the acquiring company when determining the corresponding exchange ratio.

When the carrying amount of the assets provided by the acquirer as compensation is not the same as their fair value, if applicable, the related difference is recognised in the income statement.

4.16 Related-party transactions

Related-party transactions are measured according to the valuation methods described above (Note 4.14).

The company carries out all its related-party transactions at market value. Additionally, the transfer prices are adequately supported, which is why the Company’s directors consider that there are no significant risks in this respect from which future liabilities may arise.

In mergers, the elements part of the business acquired are measured according to the value stated in the Group’s Consolidated Financial Statements.

If no Consolidated Financial Statements exist, or if the Consolidated Financial Statements were prepared according to IFRS, rather than Spanish GAAP, acquired assets are carried at the amount at which they are stated in the transferring company’s Individual Financial Statements.

4.17 Environmental issues

In view of the business activities carried out by the Company, it does not have any environmental liability, expenses, assets, provisions or contingencies that might be material with respect to its equity, financial position or results. Therefore, no specific environmental disclosures have been included in these notes to the financial statements.

4.18 Termination benefits

In accordance with employment legislation in force, the Company is required to pay indemnities to employees who are dismissed under certain circumstances. Reasonably quantifiable indemnity payments are recognised as an expense in the year in which the Company creates a valid expectation on the part of the affected third parties that the dismissals will occur.

5. Property, plant and equipment

The breakdown and movements in property, plant and equipment in 2017 and 2016 are as follows:

2017	01.01.17	Additions	Disposals	Transfers	31.12.17
Cost
Land	14.970	—	—	—	14.970
Buildings	39.125	88	—	321	39.534
TV equipment, plant and tools	103.028	1.715	(3.852)	9.888	110.779
Furniture and fixtures	4.424	350	(176)	—	4.598
Data processing equipment	13.920	800	(350)	1.238	15.608
Other PP&E	627	13	(69)	—	571
Property, plant, and equipment under construction	6.460	8.103	—	(11.447)	3.116
Total	182.554	11.069	(4.447)	—	189.176

Accumulated depreciation
Buildings	(26.806)	(897)	—	—	(27.703)
TV equipment, plant and tools	(83.566)	(5.911)	3.844	—	(85.633)
Furniture and fixtures	(3.177)	(250)	171	—	(3.256)
Data processing equipment	(11.332)	(1.342)	345	—	(12.329)
Other PP&E	(501)	(37)	43	—	(495)
Total	(125.382)	(8.437)	4.403	—	(129.416)
Net carrying amount	57.172				59.760

2016	01.01.16	Additions	Disposals	Transfers	31.12.16
Cost
Land	14.970	—	—	—	14.970
Buildings	38.683	200	—	242	39.125
TV equipment, plant and tools	96.081	1.546	(3.838)	9.239	103.028
Furniture and fixtures	4.431	281	(288)	—	4.424
Data processing equipment	14.122	882	(1.481)	397	13.920
Other PP&E	608	42	(23)	—	627
Property, plant, and equipment under construction	8.358	8.035	(28)	(9.905)	6.460
Total	177.253	10.986	(5.658)	(27)	182.554

Accumulated depreciation Buildings	(25.733)	(1.073)	—	—	(26.806)
TV equipment, plant and tools	(82.021)	(5.365)	3.820	—	(83.566)
Furniture and fixtures	(3.206)	(243)	272	—	(3.177)
Data processing equipment	(11.605)	(1.203)	1.476	—	(11.332)
Other PP&E	(481)	(38)	18	—	(501)
Total	(123.046)	(7.922)	5.586	—	(125.382)
Net carrying amount	54.207				57.172

Additions in 2017 and 2016 are due primarily to the acquisition of technical installations for the Company to continue its business.

Disposals in 2017 and 2016 relate primarily to idle and fully depreciated assets that the Company has eliminated from its balance sheet.

Additions included under “Property, plant, and equipment under construction” during 2017 and 2016 mainly included the purchase of technical installations used to transform the studios, as well as high-definition mobile units.

At December 31, 2017 and 2016, the amounts of fully depreciated assets still in use are as follows:

	2017	2016
Data processing equipment	9.782	9.180
Buildings	10.105	9.889
TV equipment, plant and tools	70.643	68.789
Other PP&E	428	425
Furniture and fixtures	2.109	1.971
	93.067	90.254

The Company has taken out insurance policies to cover the possible risks to which its property, plant, and equipment are subject and related claims which might be filed. These policies are considered to adequately cover the related risks.

Operating lease

The amount collected as operating lease for each year is:

	Thousands of euros
	2017	2016
Operating lease payments recognized as loss/profit for the year (Note 18.d)	770	964
	770	964

The Company’s future lease payments fall due within a year and are for similar amounts to those assumed during the year.

6. Intangible assets

The composition and movements of the intangible assets in the 2017 and 2016 periods were as follows:

2017	01.01.17	Additions	Disposals	Transfers	31.12.17
Cost
Cuatro signal transmission license	85.000	—	—	—	85.000
Merger goodwill	287.979	—	—	—	287.979
Trademarks and trade names	173.997	—	(13.697)	—	160.300
Audiovisual property rights	426.718	103.779	(136.110)	1.334	395.721
Master copies and Customs	5	—	—	—	5
Dubbing and other work	13.323	1.575	(1.640)	—	13.258
Coproduction rights	2.139	—	—	—	2.139
Fiction series rights	1.404.888	46.099		2.745	1.453.732
Distribution rights	10.371	—	(1.305)	—	9.066
Other auxiliary services (distribution)	539	—	—	—	539
Rights: options, scripts, development	203	530	(213)	(205)	315
Prepayments, audiovisual property rights	1.637	1.332	—	(1.334)	1.635
Prepayments, fiction rights	1.242	1.298	—	(2.540)	—
Computer software in progress	943	1.158	—	(676)	1.425
Software	19.714	579	(122)	676	20.847
Total	2.428.698	156.350	(153.087)	—	2.431.961

Accumulated depreciation
Cuatro signal transmission license	(8.500)	(8.500)	—	—	(17.000)
Merger goodwill	(28.798)	(28.798)	—	—	(57.596)
Trademarks and trade names	(61.745)	(8.030)	13.480	—	(56.295)
Audiovisual property rights	(280.282)	(129.296)	136.110	—	(273.468)
Master copies and Customs	(5)		—	—	(5)
Dubbing and other work	(12.104)	(1.594)	1.641	—	(12.057)
Coproduction rights	(2.139)		—	—	(2.139)
Fiction series rights	(1.385.551)	(41.186)	—	—	(1.426.737)
Distribution rights	(10.371)	—	1.305	—	(9.066)
Other auxiliary services (distribution)	(539)	—	—	—	(539)
Software	(17.990)	(1.123)	122	—	(18.991)
Total amortization	(1.808.024)	(218.527)	152.658	—	(1.873.893)

Impairment losses	(16.876)	(18.530)	16.876	—	(18.530)
Total	(1.824.900)	(237.057)	169.534	—	(1.892.423)
Net carrying amount	603.798				539.538

2016	01.01.16	Additions	Disposals	Transfers	31.12.16
Cost
Cuatro signal transmission license	85.000	—	—	—	85.000
Merger goodwill	287.979	—	—	—	287.979
Trademarks and trade names	173.997	—	—	—	173.997
Audiovisual property rights	418.912	123.072	(116.532)	1.266	426.718
Master copies and Customs	5	—	—	—	5
Dubbing and other work	13.455	1.742	(1.874)	—	13.323
Coproduction rights	2.139	—	—	—	2.139
Fiction series rights	1.369.083	31.937	—	3.868	1.404.888
Distribution rights	10.397	—	(26)	—	10.371
Other auxiliary services (distribution)	539	—	—	—	539
Rights: options, scripts, development	316	134	(178)	(69)	203
Prepayments, audiovisual property rights	2.161	742	—	(1.266)	1.637
Prepayments, fiction rights	1.614	3.427	—	(3.799)	1.242
Computer software in progress	194	1.228	—	(479)	943
Software	19.153	538	(483)	506	19.714
Total	2.384.944	162.820	(119.093)	27	2.428.698

Accumulated depreciation
Cuatro signal transmission license	—	(8.500)	—	—	(8.500)
Merger goodwill	—	(28.798)	—	—	(28.798)
Trademarks and trade names	(53.715)	(8.030)	—	—	(61.745)
Audiovisual property rights	(245.963)	(150.851)	116.532	—	(280.282)
Master copies and Customs	(5)	—	—	—	(5)
Dubbing and other work	(11.697)	(2.281)	1.874	—	(12.104)
Coproduction rights	(2.139)	—	—	—	(2.139)
Fiction series rights	(1.347.894)	(37.657)	—	—	(1.385.551)
Distribution rights	(10.397)	—	26	—	(10.371)
Other auxiliary services (distribution)	(539)	—	—	—	(539)
Software	(17.042)	(1.430)	482	—	(17.990)
Total amortization	(1.689.391)	(237.547)	118.914	—	(1.808.024)

Impairment losses	(12.572)	(16.707)	12.403	—	(16.876)
Total	(1.701.963)	(254.254)	131.317	—	(1.824.900)
Net carrying amount	682.981				603.798

The additions relate to the acquisition of audio-visual rights for future broadcasts. The disposals mainly relate to transmission rights which have expired, and which have been fully amortised; hence the Company derecognises these from its balance sheet. Also, during 2017 mainly intangible assets were sold at a 216-thousand-euro loss.

Outstanding provisions at year end 2017 and 2016 correspond to the net carrying amount of rights which, while expiring later than December 31, 2017 and 2016, do not feature in the channels future broadcasting plans at the time that these financial statements were prepared. Should one of the Company’s channels exercise these broadcasting rights, the provision corresponding to the broadcast would be reversed and the right would be amortised for the amount of the reversal. This would not have an impact on the income statement.

Of the total amount recognised under “Non-current assets - Audio-visual property rights” in the balance sheet at December 31, 2017, whose percentage consumption for the 12 months subsequent to year end will be approximately 86% (90% in 2016).

At the end of 2017, there were firm commitments to acquire audio-visual property rights commencing on or after January 1, 2018 for a total amount of $54,731 thousand and 144,206 thousand euros. Advances were paid in respect of these firm audio-visual purchase commitments, which at December 31, 2017, totalled amounted to 1,635 thousand euros.

At the end of 2016, there were firm commitments to acquire audio-visual property rights commencing on or after January 1, 2017 for a total amount of $47,191 thousand and 204,291 thousand euros. Advances were paid in respect of these firm audio-visual purchase commitments, which at December 31, 2016, totalled $1,637 thousand euros.

At December 31, 2017, there is no amount disbursed for fiction series. At December 31, 2016, these advances totalled 1,242 thousand euros.

At December 31, 2017 and 2016, the amounts of fully amortised assets still in use are as follows:

	2017	2016
Trademarks	—	13.697
Software	17.486	16.176
Coproduction rights	2.139	2.139
Distribution rights	9.066	10.371
Fiction series rights	1.426.736	1.369.799
Dubbing and other work	11.459	11.501
Master copies and Customs	5	6
Other auxiliary services	539	539
	1.467.430	1.424.228

In 2017 the amounts related to intangible asset items acquired from Group companies totalled 10,692 thousand euros (in 2016: 959 thousand euros) (Nota 19).

Goodwill and intangible assets assigned to cash-generating units

During 2017 and 2016, goodwill was amortised as well as the signal transmission license amounting to 28,798 thousand and 8,500 thousand euros, respectively each year. Under the application of Royal Decree 602/2016 of December 2, this amortisation corresponds to 10% of the value of goodwill and the license.

At 31 December 2017 the Company, based on the impairment test performed did not detect any indications of impairment in goodwill or in the license. The impairment test was performed by comparing the recoverable value of the cash generating unit where the goodwill and intangible assets are assigned with the book value of said cash generating unit.

The cash generating unit is the free-to-air television business.

In view of the appropriate impairment test of said goodwill and the signal transmission license, the Company has used, on the one hand, its market value, and on the other, its own projections of the evolution of the Free-to-Air Television Business, discounting the expected future cash flows. The assumptions of such projections of future flows include the best estimate of the advertising market’s behaviour, as well as audiences and the evolution of costs.

The Company has estimated the advertising market’s future evolution based on the expected evolution of the economy in general and considering the historical behaviour of the market and its correlation with the evolution of the economy, making projections according to external information sources.

The revenue forecast for the coming years is calculated on the basis of said estimated advertising market evolution and taking into account the most reasonable assumptions of the evolution of the audiences.

On the other hand, an estimate of the programming costs has been made, mainly considering the situation of the expected costs of external and internal audio-visual productions and estimating the investment levels necessary to maintain the audience levels considered.

In the elaboration of the mentioned projections, the main variables and assumptions made are the following:

• Macroeconomic context: Based on the macroeconomic projections published by different public and private organisations, we have considered a phase of stable growth in Spain for the coming years and also, in particular, for the free-to-air television sector.

• Evolution of the free-to-air television advertising market: We have considered a stable and sustainable advertising market until 2021, in line with the estimated evolution of the Spanish economy, in which the Company has a share in line with that obtained in recent years.

• Technological and regulatory environment: No relevant regulatory or technological changes have been foreseen or considered in our projections that could materially affect the advertising market or the free-to-air television audiences.

• Competitive environment: We have estimated a continuity scenario, without relevant structural changes in the sector and with stability in audience levels and in the evolution of the television advertising market. This estimate has taken into account both those made by official bodies and other recognised external sources and also considering historical trends. Specifically, the granting of new licenses and an increase in the number of channels for existing operators are not contemplated and, as regards the new content distribution platforms, these belong mainly to the pay TV and, therefore, without having relevant influence on the free-to-air TV sector.

The projections cover a period of 5 years and for the flows not contemplated therein, the perpetual rents have been estimated using increases of around 2%, (the same rate used as last year). On the other hand, the estimated cash flows are discounted at a rate commensurate with the current market valuations in terms of the risk-free rate and the specific situation of the sector. In this sense, the discount rate used ranges from 8% to 9%, in line with the previous year.

In relation to the market value, the market capitalisation of the Company at December 31, 2017 amounted to 3,151,339 thousand euros, a figure that is much higher than the accounting value of the identified cash generating unit, and therefore there is no impairment of the Trade or intangible assets.

Sensitivity to changes in the hypotheses

The Management considers that, with the information available at this time, no reasonable and probable change in any of the key hypotheses handled in the simulation would suppose that the net book value of the unit exceeded its recoverable value given that there is a significant safety margin. regarding the book value.

For the sensitivity analysis, the main variables of the model have been affected. As an example of jointly reducing the rate of growth in perpetuity, reducing revenues by 5% and increasing the discount rate by 300 basis points, the result of the model would maintain the absence of signs of deterioration.

7. Investment in Group Companies and Associates

The breakdown and movements in non-current investments in Group companies and associates in 2017 and 2016 are as follows:

2017	01.01.17	Additions	Disposals	Transfers	31.12.17
Cost
Equity instruments	474.367	7.417	(17.162)	—	464.622
Impairment losses	(347.888)	—	4.415	—	(343.473)
Total equity instruments	126.479	7.417	(12.747)	—	121.149
Receivables from group conpanies	66.993	5.411	(11.176)	—	61.228
Impairment losses	(15.684)	—	6.633	—	(9.051)
Total group companies (Note 8)	51.309	5.411	(4.543)	—	52.177
	177.788	12.828	(17.290)	—	173.326

2016	01.01.16	Additions	Disposals	Transfers	31.12.16
Cost
Equity instruments	473.493	874	—	—	474.367
Impairment losses	(343.182)	(4.706)	—	—	(347.888)
Total equity instruments	130.311	(3.832)	—	—	126.479
Receivables from group conpanies	43.196	1.486	(8.085)	30.396	66.993
Impairment losses	(17.419)	(1.016)	2.751	—	(15.684)
Total group companies (Note 8)	25.777	470	(5.334)	30.396	51.309
	156.088	(3.362)	(5.334)	30.396	177.788

7.1 Description of investments in group companies and associates

The information related to financial investments in group companies and associates is as follows:

Company	31.12.17 Direct equity interest (%)	31.12.16 Direct equity interest (%)	Activity
Empresas del grupo y asociadas:
Publiespaña, S.A.U. Ctra. de Fuencarral a Alcobendas, 4, 2804 Madrid	100	100	Exclusive advertising concessionaire, Mediase España
Premiere Megaplex, S.A. C/ Enrique Jardiel Poncela, 4, 28016 Madrid	—	100	Gaming ant betting activities
Grupo Editorial Tele 5, S.A.U. Ctra. de Fuencarral a Alcobendas, 4, 28049 Madrid	100	100	Exploitation ot rigts, production and distribution of publications
Telecinco Cinema, S.A.U. Ctra. de Fuencarral a Alcobendas, 4, 28049 Madrid	100	100	Television broadcasting services ant intermediation in the markets for audiovisual rights
Conecta 5 Telecinco, S.A.U. Ctra. De Fuencarral a Alcobendas, 4 28049 Madrid	100	100	Explotation of audiovisual content on the Internet
Mediacinco Cartera, S.L.U. Ctra. De Fuencarral a Alcobendas, 4 28049 Madrid	100	75	Financial management and intermediation services
Pegaso Televisión, Inc. Brickell Avenue, 1401 - Suite 33131 - Miami, Florida	43,71	43,71	Television stations and production of television content
Producciones Mandarina, S.L. C/María Tubau, 3 4°, 28050 Madrid	30	30	Production of audiovisual programs
La Fábrica de la Tele, S.L. C/Ángel Ganivet, 18, 28007 Madrid	30	30	Production of audiovisual programs
Advertisement 4 Adventure, S.L.U. (antes Sogecable Media, S.L.U.) Ctra. De Fuencarral a Alcobendas, 4 28049 Madrid	100	100	Management and sale of advertising
Sogecable Editorial, S.L.U. Ctra. De Fuencarral a Alcobendas, 4 28049 Madrid	100	100	Management of intellectual property righats
Supersport Televisión, S.L. C/Federico Mompou, 5-BIS 28049 Madrid	30	30	Production of programs for television and internet
Emissions Digitals de Catalunya, S.A. Avda. Diagonal, 477 pl. 16 08036 Barcelona	—	34,66	Direct or indirect, production, operation and management of all types pf activities related to TV broadcasting, on its own behalf or on behalf of third parties.
Concursos Multiplataformas, S.A.U. Crta.Fuencarral a Alcobendas, 4 28049 Madrid	100	—	Gambling and betting activities
Alea Media, S.A.(*) Avda. de Alfonso XIII 2802 Madrid	40	100	Production of audiovisual programs
Melodia Producciones, S.L. C/Rejas, 2 4° 28821 Coslada (Madrid)	40	—	Production of audiovisual programs

(*) Previuosly called Integracidón Transmedia, S.A.U.

	Information on the year ended at 31.12.17
Sociedad	Information on the year ended at 31.12.17	Percentage ownership	Share capital	Reserves	Profit (loss) for the year	Totalcapital and reserves	Opetating profit (loss)	Dividends distributed during the 2017
Publiespaña, S.A.U.	74.436	100	601	(17.626)	67.095	50.070	88.413	65.919
Premiere Megaplex, S.A.U. (**)	—	—	—	—	—	—	—	2.150
Grupo Editorial Tele 5, SA.U	120	100	120	2.823	4.498	7.441	5.999	649
Telecinco Cinema, S.A.U.	—	100	160	(10.177)	6.287	(3.730)	6.856	—
Conecta 5 Telecinco, S.A.U.	958	100	62	890	5	957	(227)	—
Mediacinco Cartera, S.L.U. (*)	36.075	100	50	36.330	(306)	36.074	(2)	—
Pegaso Televisión, Inc. (*)	1.923	44	32.432	(18.821)	6	13.617	(28.792)	—
Advertisement 4 Adventure, S.L.U.	6.872	100	55	7.017	(200)	6.872	(19)	—
Sogecable Editorial, S.L.U. (*)	3	100	3	287	97	387	129	154
Concursos Multiplataformas, S.A.U.	585	100	60	430	1.556	2.046	2.076	—
La Fábrica de la Tele, S.L.	40	30	13	3.526	4.295	7.834	5.727	1.289
Producciones Mandarina, S.L.	90	30	5	6.811	201	7.017	(523)	394
Supersport Televisión, S.L.	21	30	70	1.455	1.474	2.999	1.972	446
Alea Media, S.A.(*)	25	40	60	(19)	11	52	15	—
Melodia Producciones, S.L. (*)	1	40	3	—	(186)	(183)	(238)	—
	121.149

(*) Unaudited data.

(**) Sold on 22-03-17

	Information on the year ended at 31.12.16
Sociedad	Information on the year ended at 31.12.16	Percentage ownership	Share capital	Reserves	Profit (loss)for the year	Totalcapital and reserves	Opetating profit (loss)	Dividends distributed during the 2016
Publiespaña, S.A.U.	74.436	100	601	(22.626)	70.919	48.894	90.421	75.570
Premiere Megaplex, S.A.U.	6.383	100	231	1.562	1.037	2.830	1.508	—
Grupo Editorial Tele 5, S.A.U	120	100	120	(677)	4.149	3.592	5.529	4.049
Telecinco Cinema,S.A.U.	—	100	160	(12.978)	2.852	(9.966)	4.397	—
Conecta 5 Telecinco, S.A.U.	952	100	62	1.896	(1.006)	952	(1.526)	—
Mediacinco Cartera, S.L. (*)	27.285	75	50	36.839	(509)	36.380	(1)	—
Pegaso Televisión, Inc. (*)	1.486	44	358	3.488	(446)	3.400	—	—
Advertisement 4 Adventure, S.L.U. (*)	6.800	100	55	9.057	(2.312)	6.800	(31)	—
Sogecable Editorial, S.L.U. (*)	3	100	3	287	154	444	206	163
La Fábrica de la Tele, S.L.	40	30	13	3.526	3.770	7.309	5.025	1.682
Producciones Mandarina, S.L.	90	30	5	6.811	1.215	8.031	860	392
Supersport Televisión, S.L.	21	30	70	1.455	1.488	3.013	1.989	350
Emissions Digitals de Catalunya, S.A. (**)	8.800	35	4.230	(2.858)	(6.498)	(5.126)	(6.438)	—
Integración Transmedia, S.A.U.	63	100	60	32	(51)	41	(2)	—
	126.479

(*) Unaudited data.

(**) Data audited by PWC

None of the group companies or associates is listed on the stock exchange.

The breakdown of the net book value of the long-term loans extended to the group companies at December 31, 2017 and 2016 is as follows:

	Thousands of euros
	2017	2016
Conecta 5 Telecinco, S.A.U.	6.000	6.000
Telecinco Cinema. S.A.U.	24.762	18.475
Mediacinco Cartera, S.L.U.	17.046	22.648
	47.808	47.123

The interest rate applicable to the long-term loans granted to Mediacinco Cartera, S.L.U. is the EURIBOR three months plus a spread of 200 basis points. For the rest, the applicable rate is the EURIBOR one month plus a spread of 250 basis points.

The detail of the net book value of the credits granted to associated companies on December 31, 16 and December 31, 2017 and 2016 is as follows:

	Thousands of euros
	2017	2016
Pegaso Televisión, Inc	3.679	4.186
Alea Media, S.L.	210	—
Melodia Producciones, S.L.	480	—
	4.369	4.186

The rates applicable to these loans are the one-month EURIBOR plus a market spread of 200 basis points.

7.2 Description of main movements

7.2.1 Equity instruments

a) The main movements during 2017:

Sale of the investment in Premiere Megaplex, S.A.U.

On March 22, 2017, the Company proceeded to sell 100% of the Share Capital of Premiere Megaplex, S.A.U. to Betsson Perch Investments AB at the price of 3,050 thousand euros.

Sale of the investment in Integración Transmedia, S.A.U. (actualmente Alea Media, S.A.)

On January 25, 2017, the Company proceeded to sell 60% of the Share Capital of Transmedia Integration, S.A.U. to two individuals, 5% and 55% respectively at the price of 25 thousand euros.

On that date the company agreed to change the company name to Alea Media, S.A.

Sale of the investment in Emissions Digitals de Catalunya, S.A.

On May 31, 2017, the Company proceeded to sell its stake in Emissions Digital de Catalunya, S.A. to Catalunya Comunicació, S.L. at the price of 8,800 thousand euros.

Acquisiton of Concursos Multiplataformas, S.A.U.

On February 24, 2017, the Company acquired Premiere Megaplex, S.A.U. 100% of the Share Capital of the Company Concursos Multiplataformas, S.A.U. represented by 60,000 registered shares with a par value of 1 euro for a total amount of 525 thousand euros.

Acquisiton of Melodía Producciones, S.L.

On April 3, 2017, the Company acquired Melodía Producciones, S.L. shares representing 40% of its Share Capital paid in full at a price of 1 thousand euros.

Acquisition of additional capital in Mediacinco Cartera, S.L.U.

On October 23, 2017, the Company increased its investment in Mediacinco Cartera, S.L. by 6,805 thousand euros. With this increase, 100% of its Share Capital is acquired.

b) Main movements that occurred in the year ended December 31, 2016:

Adquisición Integración Transmedia, S.A.U.

On December 12, 2016, the Company acquired 100% of the share capital in the company Integración Transmedia, S.A.U. from Publiespaña, represented by 60,000 nominal shares at the value of one euro each, all of which are fully paid in at the price of 63 thousand euros.

Capital increase in Emissions Digitals de Catalunya, S.A.

On June 29, 2016, a capital increase was carried out in Emissions Digitals de Catalunya, S.A.; the Company contributed 811 thousand euros (subscribing 154 new shares at a nominal value of 1,000 euros). As this contribution was in proportional terms less than that of the remaining shareholders, the percentage of ownership changed from 40% to 34.66%.

7.2.2. Non-current loans to Group companies

Participating loan granted to Telecinco Cinema, S.A. U

The participating loans amounted to 28,500 thousand euros at December 31, 2017 and 2016. Given the situation of Telecinco Cinema, S.A.U.’s equity, provisions were recognised amounting to 10,025 thousand euros in 2017 and 3,738 thousand euros in 2016.

Participating loan granted to Conecta 5 Telecinco, S.A.U.

In 2017 and 2016, the Company had a participating loan agreement with Conecta 5 Telecinco, S.A.U. amounting to 6,000 thousand euros.

Non-current loan granted to Mediacinco Cartera, S.L.

The balance at year end 2016 amounted to 22,648 thousand euros. Accrued interest in 2016 amounted to 507 thousand euros.

In July 2017, a partial amortisation of 10,168 thousand euros was made. In October 2017, as a result of acquiring 25% of the remaining capital from Mediaset Investment S.A.R.L. the Company assumes the credit held by Mediaset Investement S.A.R.L before Mediacinco Cartera, S.L.U. amounting to 4,247 thousand euros. The balance at the close of 2017 amounts to 17,046 thousand euros. The interest rate was 3-month Euribor plus a market spread. Unpaid accrued interest in 2017 was 319 thousand euros.

7.2.3. Non-current loans to associated companies

Non-current loan to Pegaso Televisión, Inc.

In 2017, the non-current loan to Pegaso Television amounted to 3,679 thousand euros (4,186 thousand euros in 2016).

Non-current loan to Alea Media, S.A

In 2017, the Company maintains a participative loan with Alea Media, S.A. consisting of a credit line amounting to 800 thousand euros. The balance as of December 31, 2017 amounts to 210 thousand euros. The fixed interest rate is Euribor plus a market spread. The fixed due date is December 31, 2020.

Non-current loan to Melodía Producciones, S.L

In 2017, the Company maintains a participative loan with Melodía Producciones, S.L consisting of a credit line amounting to 500 thousand euros. The balance as of December 31, 2017 amounts to 480 thousand euros. The fixed interest rate is Euribor plus a market spread. The fixed due date is April 20, 2021.

7.3. Impairment testing

Emissions Digitals de Catalunya, S.A.

At year end of 2016, based on prevailing shareholder agreements, impairment was recognized for the investment in the amount of 811 thousand euros.

On May 31, 2017 the percentage that the Company held in this company was sold. In the second half of 2017, said sale was executed.

Conecta 5 Telecinco, S.A.U.

Due to the characteristics of this investee’s activity, it is not possible to obtain a reliable valuation of the recoverable amount through the current value of the future cash flows derived from the investment, nor through the estimation of the receivable dividends. Therefore, the Company adjusted this valuation based on the investee’s net equity at year-end 2017 in the amount of 11,813 thousand euros (2015: 10,818 thousand euros in 2017).

Telecinco Cinema, S.A.U.

This subsidiary is engaged in cinematographic co-productions in compliance with the legal precepts that apply to television concessionaires. Therefore, it is not possible to obtain a reliable valuation of the amount recoverable either by calculating the present value of the future cash flows from the investment nor through the estimation of the receivable dividends, which depend on the number of productions made in the future, on the type of production and on their commercial success. For this reason, the Company has adjusted the valuation in accordance with the equity of the subsidiary as at year-and 2017 and 2016. Given that the value of the capital and reserves of Telecinco Cinema, S.A.U. was negative, the long-term credit granted to this company has been partially provisioned as described in Note 7.2.2.

Advertisement 4 Adventure, S.L.U. (previously Sogecable Media, S.L.U.)

Due to the characteristics of this investee’s activity, it is not possible to obtain a reliable valuation of the recoverable amount through the current value of the future cash flows derived from the investment, nor through the estimation of the receivable dividends. Therefore, the Company adjusted this valuation based on the investee’s net equity at year-end 2017 in the amount of 9,124 thousand euros (9,196 thousand euros in 2016).

8. Financial Instruments

8.1 Financial Assets

Financial assets corresponding to investments in equity instruments of other companies have been described in Note 7. The composition of the rest of financial assets in the years 2017 and 2016 is as follows:

	Debit securities
(Thousands of euros)	2017	2016
Non-current financial assets
Assets at fair value through profit or loss
Held to trading	—	—
Other	—	—
Held-to-maturity investments	—	—
Loans and receivables	52.442	51.625
Available-for-sale financial assets	—	—
Measured at cost	—	—
Measured at fair value	—	—
Hedging derivatives	—	—
total	52.442	51.625
Current financial assets
Assets at fair value through profit or loss
Held to trading	—	—
Other	—	—
Held-to-maturity investments	—	—
Loans and receivables	269.151	264.429
Available-for-sale financial assets	—	—
Measured at cost	—	—
Measured at fair value	—	—
Non-current assests held for sale	—	—
Hedging derivatives	—	629
total	269.151	265.058
	321.593	316.683

These amounts are disclosed in the balance sheet as follows:

	Total
(Thousands of euros)	2017	2016
Non-current financial assets

Investmens in group companies and associates
Loans to companies (Nota 19)	52.177	51.309
Non-current financial investments	265	316
total	52.442	51.625

Current financial assets

Trade and other receivables (Note 10)	227.710	222.863
Investmens in group companies and associates	41.336	41.500
linancial investments	105	695
total	269.151	265.058
	321.593	316.683

a) Loans and receivables

	Thousands of euros
	2017	2016
Non-current fiancial assets
Loans to group companies (notes 7 y 19)	52.177	51.309
Loans to third parties	250	300
Deposits given and prepayments	15	16
	52.442	51.625
Current fiancial assets
Loans and other receivables (note 10)	227.710	222.863
Loans to group companies (note 19)	41.336	41.500
Deposits given and prepayments	55	66
	269.101	264.429

Current and Non-current loans to group companies

Non-current loans to Group companies are detailed in Note 7.2.2.

Current loans to Group companies are as follows:

Reciprocal credit facilities: Interest rates on these loans are EURIBOR plus a market spread. Loans to Group companies corresponds to reciprocal credit policies.

Tax credits: Also included under this heading are tax credits with Group companies stemming from the tax consolidation. Note 19 provides the breakdown of these balances.

a) Derivatives

The Company uses derivatives to hedge its risks against foreign-currency fluctuations on the purchase of audio-visual property rights made in the year. It also hedges against foreign currency risk on commercial transactions with customers. As required by the corresponding valuation (Note 4.5), these derivatives are classified as “held for trading”, with changes in fair value in the Income Statement.

As of December 31, 2017, all derivative instruments are included in financial liabilities (see Note 8.2.b.4).

The following is a breakdown of the notional values of the financial derivatives held by the Company as of December 31, 2016.

	Nocional /	Amount in thousand $
	amount/Maturity up to one		(€/$) exchange
ASSETS	year	$	rate	Fair value
Purchase of unmatured currency:
Purchase of dollars in euros	12.957	14.405	1,0541	629
Sale of dollars in euros	—	—	—	—
Net	12.957	14.405	1,0541	629

As of December 31, 2017, the Company does not hold financial assets.

Foreign currency hedges on rights contracts are measured as the difference between the present value of the foreign currency hedge at the forward rate for the contract and the value of the foreign exchange hedge at the year-end exchange rate.

8.2 Financial liabilities

The breakdown of financial liabilities in 2017 and 2016 was as follows:

			Derivatives and other
	Bank borrowings		financial liabilities		Total
(Thousands of euros)	2017	2016	2017	2016	2017	2016
Non-current financial liabilities
Trade and other payables	—	—	258	6.113	258	6.113
Liabilities at fair value through profit or loss	—	—	—	—	—	—
Hetd for trading	—	—	—	—	—	—
Other	—	—	—	—	—	—
Hedging derivatives	—	—	—	—	—	—
	—	—	258	6.113	258	6.113
Current financial liabilities
Trade and other payables	3	19	351.691	335.378	351.694	335.397
Liabilities at fair value through profit or loss	—	—	—	—	—	—
Hetd for trading	—	—	—	—	—	—
Hedging derivatives	—	—	1.014	23	1.014	23
	3	19	352.705	335.401	352.708	335.420
	3	19	352.963	341.514	352.966	341.533

These figures are included in the balance sheet as follows:

	Total
(Thousands of euros)	2017	2016
Non-current financial liabilities
Borrowings	258	6.113
	258	6.113
Current financial liabilities
Borrowings	54.224	66.498
Borrowings fron group companies ans associates (note 19)	147.759	143.943
Trade and other payables	150.725	124.979
	352.708	335.420
	352.966	341.533

a)    Bank borrowings

In 2017, credit facilities amounting to 255,000 thousand euros were maintained (280,000 thousand euros in 2016). These bear interest at EURIBOR plus a market spread in line with Company solvency.

The maturities of the 255,000 thousand euros of these credit lines are distributed throughout 2018. As of December 31, 2017 and 2016 there are no balances available from said credit lines.

b)    Derivatives and other financial liabilities

b.1)    Non-current borrowings

“Non-current borrowings” mainly includes a loan granted by Catalunya Comunicacio, S.L.U. totalling 8,800 thousand euros for the acquisition of the investment in Emissions Digitals de Catalunya, S.A.U., of which 1,238 were classified as current in 2016. Said loan matures in 4 years and bears an interest rate of 2%. In 2016, a total of 1,449 thousand euros had been repaid.

As specified in Note 7.2.1. on May 31, 2017 the Company proceeded to sell its stake in Emission Digitals de Catalunya, S.A. proceeding to the cancellation of the outstanding balance of the loan formalized with Catalunya Comunicació, S.L. (7,200 thousand euros).

b.2)    Borrowings from Group companies

The interest rate on these borrowings is EURIBOR plus a market spread. Loans to Group companies consist of swap facilities. Also included under this heading are current payables for income tax payable with Group companies stemming from the tax consolidation. Note 19 provides the breakdown of these balances.

b.3)    Others

The breakdown at December 31, 2017 and 2016 is as follows:

	31.12.17	31.12.16
Trade and other payables	150.725	124.979
Other financial liabities	53.207	66.456
	203.932	191.435

Other financial liabilities mainly consist of current borrowings from suppliers of audio-visual rights.

b.4)    Derivative financial instruments

The Company carries out derivative transactions to hedge currency risk on the purchases of audio-visual property rights in the year and when necessary to hedge currency risk on trade transactions in other currencies with customers, which are recognised in the Company’s balance sheet. As required by the corresponding measurement and recognition policy, these derivatives are classified as “held for trading.”

The breakdown of the notional amounts of Company’s derivatives at December 31, 2017 is as follows:

		Amount in thousand $
	Nocional /		(€/$)
	amount/Maturity		exchange
LIABILITIES	up to one year	$	rate	Fair value
Purchase of unmatured currency:
Purchase of dollars in euros	12.888	14.351	1,1993	(1.014)
Sale of dollars in euros	—	—	—	—
Net	12.888	14.351	1,2141	(1.014)

The breakdown of the notional amounts of Company’s derivatives at December 31, 2016 is as follows:

		Amount in thousand $
	Nocional /		(€/$)
	amount/Maturity		exchange
LIABILITIES	up to one year	$	rate	Fair value
Purchase of unmatured currency:
Purchase of dollars in euros	—	—	—	—
Sale of dollars in euros	363	408	1,0541	(23)
Net	363	408	1,2141	(23)

The foreign currency derivatives associated with the property rights are measured at the difference between the present value of the quoted foreign currency hedge at the forward exchange rate in the contract and the value of the quoted foreign currency hedge at year end.

8.3 Risk management policy

The Company’s operations are exposed to different basic categories of financial risk:

1.Credit risk

Credit risk exists when a potential loss may arise from the Company’s counterparty not meeting its contractual obligations, i.e., the possibility that financial assets will not be recovered at their carrying amount within the established timeframe.

The Company’s maximum exposure to credit risk at December 31, 2017 and 2016 was as follows:

	thousands of euros
	2017	2016
Non-current loans to Group companies end associates	52.177	51.309
Non-current financial investments	265	316
Trade and other receivables	227.710	222.863
Current loans to Group companies ans associates	41.336	41.500
Current financial investments	105	695
Cash and cash equivalents	97.369	145.378
	418.962	462.061

For the purposes of credit risk management, the Company differentiates between financial assets arising from operations and those arising from investments.

Operating activities

The Majority of the balance of trade payables refers to operations with Group companies and, therefore, are not considered as a risk.

The breakdown of trade receivables (Group and third parties) at December 31, 2017 and 2016 was as follows:

	2017		2016
	Number of customers	Thousands of euros	Number of customers	Thousands of euros
With a balance of more than 1.000 thousand euros	2	221.023	1	214.474
With a blance between 1.000 and 500 thousand euros	—	—	3	2.378
With a blance between 500 and 200 thousand euros	9	2.394	8	2.592
With a blance between 200 and 100 thousand euros	13	1.784	10	1.238
With a balance of less than 100 thousand euros	188	2.474	191	2.138
Total	212	227.675	213	222.820

The Company constantly monitors the age of its debt, and there were no risk situations at year end. It is necessary to add remuneration advances of 35 thousand euros at December 31, 2017 (43 thousand euros as of December 31, 2016) to the total of the previous table in order to reach the balance of “Trade debtors and other accounts receivable”.

Investing activities

A Financial Risk Management Procedures Manual sets forth the general criteria governing investments of the Company’s Treasury surpluses, which, in broad terms, are as follows:

•    The investments are made with institutions (whether domestic or foreign) of recognised financial solvency.

•      The investments are placed in conservative products (bank deposits, debt repos, etc.) on which, in general, the repayment of the invested capital is guaranteed.

•    Authorisations for the corresponding investments are limited by the powers granted to the company’s senior executives and, in any event, are highly restricted (depending on the amount, the Chief Executive Officer, General Management and Operations Director and the Financial Director).

•      Under ordinary circumstances, the longest term is three months and the investments usually offer automatically available funds.

2. Market risk

Market risk exists when a potential loss may arise from fluctuations in the fair value or future cash flows of a financial instrument due to changes in market prices.

Given the nearly complete absence of financial debt, there are no financial risks associated with interest-rate movements. Nevertheless, and for illustrative purposes, the Company has conducted a test to determine the sensitivity of the Company’s cash surpluses to certain interest rate modifications.

The following assumption was used: beginning with our year-end cash surpluses, and taking the 1-month Euribor at December 31, as the benchmark, we applied a variation of -10 +50 basis points for 2017 (in 2016, we applied a variation of -10 + 50).

The sensitivity test shows that the impact of variations on the interest rates applied to the cash surpluses, at December 31, would, in any event, not be significant and would exclusively affect the amount of financial income.

	Reference	Cash	Anual		Anual		Anual
	Rate (Eur)	Surpluses	Inretest	50 b.p.	Inretest	-10 b.p.	Inretest
31-12-17	-0,368	123.776	(455)	0,132	163	-0,468	(579)
31-12-16	-0,368	165.415	(609)	0,132	218	-0,468	(774)

The financial instruments exposed to EUR/USD exchange-rate risk, mainly consisting of future currency-purchase agreements, have undergone a sensitivity test at the balance sheet date.

The exposed balance sheet value of these financial instruments was adjusted by applying a symmetrical percentage change, equal to the 1-year implicit volatility of the currency in question published by Reuters (2016: 7.45% in 2017 and 10.52% and 2016).

The sensitivity test shows that the variations on the year-end exchange rate would have had an impact on the income statement, which, in any event, is not significant.

IMPORT EXCAHGE INSURANCE

31/12/2017			31/12/2016
USD	Exc. Rate	Diffrences	USD	Exc. Rate	Diffrences
14.351	1,1993	(1.014)	14.405	1,0541	629
Sensibility Test
14.351	1,1100	(67)	14.405	0,9432	2.212
14.351	1,2886	(1.833)	14.405	1,1650	(655)

EXPORT EXCAHGE INSURANCE

31/12/2017			31/12/2016
USD	Exc. Rate	Diffrences	USD	Exc. Rate	Diffrences
—	—	—	408	1,0541	(23)
Sensibility Test
—	—	—	408	0,9432	(68)
—	—	—	408	1,1650	14

3. Liquidity risk

The Company’s financial structure is at a low liquidity risk, given the absence of financial leveraging and the recurrence of operational cash flow generated every year.

Liquidity risk would result from the Company having insufficient funds or access to sufficient funds at an acceptable cost to meet its payment obligations at all times. The Group’s objective is to maintain sufficient available funds to conduct its business.

The Company’s policies establish the minimum liquidity levels required at all times:

•      Excess liquidity may only be invested in certain types of assets (see previous section on credit risk/investment activities) the liquidity of which is guaranteed.

•      The amount of the Company’s revolving credit lines ensures that the Company is able to meet its operating needs as well as finance new short-term investment projects. At year-end 2017, the credit lines available totalled 255 thousand euros (entirely available). At year-end 2016, the credit lines available totalled 280,000 thousand euros (entirely available). Given the market situation, these credit lines have been contracted under very competitive financial conditions, which strengthen the financial sector’s perception that the Company is creditworthy (Note 8.2).

The undiscounted contractual maturity dates of financial liabilities at December 31, 2017 are as follows:

	Up to 6	6 months -		More than 5
	months	1 Year	1-5 years	Years	Total
Non-current borrowings	—	—	258	—	258
Current borrowings	54.221	3	—	—	54.224
Current borrowings fron Group companies and associates	—	147.759	—	—	147.759
Trade and other payables	111.964	38.761	—	—	150.725
	166.185	186.523	258	—	352.966

The undiscounted contractual maturity dates of financial liabilities at December 31, 2016 are as follows:

	Up to 6	6 months -	1-5	More than 5
	months	1 Year	years	Years	Total
Non-current borrowings	—	—	6113	—	6.113
Current borrowings	66.479	19	—	—	66.498
Current borrowings fron Group companies and associates	—	143.943	—	—	143.943
Trade and other payables	89.166	35.813	—	—	124.979
	155.645	179.775	6.113	—	341.533

The undiscounted contractual maturities of the financial assets at December 31, 2017 are as follows:

	Thousands of euros
				Monre
	6 months	6 months	1-5	than
	or less	- 1 year	years	5 years	Total
Non-current financial assets
Loans to group companies (note 19)	—	—	47.808	—	47.808
Loans to associates	—	—	4.369	—	4.369
Equity instruments	—	—	250	—	250
Deposists given and prepayayments	—	—	—	15	15

Current financial assets
Trade and other receivables (note 10)	221.997	5.713	—	—	227.710
Loans to group companies (note 19)	—	41.336	—	—	41.336
Deposists given and prepayayments	—	105	—	—	105
	221.997	47.154	52.427	15	321.593

The undiscounted contractual maturities of the financial assets at December 31, 2016 were as follows:

	Thousands of euros
				Monre
	6 months	6 months	1-5	than
	or less	- 1 year	years	5 years	Total
Non-current financial assets
Loans to group companies (note 19)	—	—	47.123	—	47.123
Loans to associates	—	—	4.186	—	4.186
Equity instruments	—	—	—	—	—
Loans to third parties	—	—	300	—	300
Deposists given and prepayayments	—	—	—	16	16

Current financial assets
Trade and other receivables (note 10)	217.708	5.155	—	—	222.863
Loans to group companies (note 19)	—	41.500	—	—	41.500
Derivatives	—	629	—	—	629
Deposists given and prepayayments	—	66	—	—	66
	217.708	47.350	51.609	16	316.683

8.4 Information on the average payment period to suppliers. Third additional provision: “Disclosure requirements” of Law 15/2010 of July 5.

Detailed below is the information required by the Third Additional Provision of Law 15/2010, of July 5 (modified by the Second Final Provision of Law 31/2014, of December 3) prepared in accordance with the ICAC Resolution of January 29, 2016, on the information to be included in the Annual Accounts report in relation to the average period of payment to suppliers in commercial operations for the years 2017 and 2016:

	2016	2017
(Days)
Average supplier payment period	68	71
Ratio of paid transactions	74	76
Ratio of transactions pending payment	38	43
(Thousands of euros)
Total payments made	464.616	480.756
Total future payments	83.835	95.551

In accordance with the ICAC Resolution, regarding the calculation of the average period of payment to suppliers, the commercial operations corresponding to the delivery of goods or services rendered accrued from the date of entry into force of Law 31/2014, of December 3 have been taken into account.

For the exclusive purposes of giving the information provided in this Resolution, suppliers are considered as those commercial creditors for debts with suppliers of goods or services, included in the items “Suppliers” and “Suppliers, group companies and associates” in the Current Liabilities of the Balance Sheet.

This difference is notable when compared to the maximum stipulated by payment arrears regulations and is exclusively due to the rigorous control exercised by the Company with regard to commercial and tax requirements to be met by invoices received, meaning that they are not paid until the incidents detected have not been resolved.

9.   Inventories

The balances under this heading at year end are as follows:

	2017	2016
Prepayments to program suppliers	239	466
In-house production programs	5.552	6.244
Total	5.791	6.710

10.    Trade and other receivables

The breakdown of trade and receivables in 2017 and 2016 is as follows:

	31.12.17	31.12.16
Trade receivables	5.713	5.155
Receivables from Group companies and associates (note 19)	221.962	217.665
Other receivables	—	—
Receivables from employees	35	43
Current income tax assets (note 15)	15.155	13.565
	242.865	236.428

Impairment losses:

The balance of trade receivables is shown net of impairment loss allowances. The variations in 2017 and 2016 in these impairment losses are as follows:

Thousands of euros
Cumulative losses at January 1 , 2016	7.310
Change to the income statement	(2.211)
Cumulative losses at December 31 , 2016	5.099
Cumulative losses at January 1 , 2017	5.099
Change to the income statement	(281)
Cumulative losses at December 31 , 2017	4.818

The breakdown of trade receivables denominated in foreign currency, for 2017 and 2016, is as follows:

	2017		2016
		Balance in		Balance in
		euros at		euros at
ASSETS	Dollars	31.12.17	Dollars	31.12.16
Trade recivables	257	214	424	402

11.      Other current assets

The breakdown of this heading at December 31 is as follows:

	Thousands of euros
	2017	2016
Prepaid expenses	12.387	6.431
	12.387	6.431

The amounts shown in this heading arise from retransmission rights pending broadcast. The increase in the balance as of December 31, 2017 corresponds mainly to certain broadcasting rights of sporting events that will take place in 2018.

12.      Cash and cash equivalents

The breakdown of “Cash and cash equivalents” at December 31, 2017 and 2016, is as follows:

	Thousands of euros
	2017	2016
Cash	23	26
Current account	97.346	145.352
	97.369	145.378

Current accounts earn market interest rates. Cash and cash equivalents are unrestricted.

13. Capital and Reserves

a) Issued capital

At December 31, 2017 the share capital consisted of 336,717,490 shares with a value of 0.50 euros each, represented by a book-entry system (336,717,490 shares with a value of 0.50 euros each at December 31, 2016). Share capital is fully subscribed and paid-up and the breakdown of ownership is as follows:

Shareholder	31.12.17	31.12.16
Mediaset S.P.A.	50,20	50,20
Free float	47,04	49,80
Tresury shares	2,76	—
Total	100	100

All the shares making up the company’s issued capital enjoy the same rights.

Share transfers are governed by the General Audio-visual Communication Law 7/2010, of March 31.

Listing on the Stock Exchange:

The Company was admitted for listing on the Stock Exchange on June 24, 2004. On January 3, 2005, its shares were included on the IBEX 35. Its shares are traded on the Madrid, Barcelona, Bilbao, and Valencia Stock Exchanges.

b)    Share premium

The share premium can be freely distributed, amounting to 409,041 thousand euros as of December 31, 2017 and 2016.

c)     Legal reserves

The companies are required to transfer 10% of each year’s profit to a legal reserve until this reserve reaches an amount at least equal to 20% of share capital. This reserve cannot be distributed to shareholders and may only be used to offset losses if no other reserves are available. At year end 2017 (and 2016) of these financial statements, the legal reserve was entirely set aside.

d)    Goodwill reserve and other reserves

The Goodwill reserve (59,596 thousand euros) was set aside during prior years, in accordance with Section 4 of Article 273 of the revised text of the Spanish Corporations Law (amended, effective from January 1, 2016), which stated that companies were required to set aside a non-distributable reserve representing at least 5% of goodwill (Note 6) on the assets side of the balance sheet charged to the year; where this is not sufficient, charged to voluntary reserves, and was restricted as long as the related goodwill was recognised on the Company’s balance sheet.

This reserve is restricted, and as established by the first transitional provision of Royal Decree 602/2016 of December 2, and effective from January 1, 2016, this reserve will be reclassified to voluntary reserves, and will be available in the amount which surpasses goodwill recorded on the assets side of the balance sheet.

The rest of reserves are freely available.

e)   Dividends

During the general shareholders meeting in April 27th 2017, the decision was made to distribute profit for 2016 as follows:

Thousands of euros
Profit for the year individual 2016	147.201
Dividends	147.201
Total	147.201

The ordinary dividend amounts to 0.437166 euros per share after deducting the amount corresponding to the Company’s treasury shares.

Additionally, it was agreed to distribute an extraordinary dividend, charged to unrestricted reserves, for a total amount of 28,519 thousand euros, equivalent to 0,084,696 euros per share after discounting the amount corresponding to the company’s own shares.

Both dividends were paid to the shareholders of Mediaset España ComunicaciOn, S.A. On May 9, 2017.

f)   Treasury shares and equity investments

On February 23, 2017, the CNMV was informed of the agreement by the Board of Directors to execute a program to repurchase its own shares for a maximum amount of 100 million euros with the aim of reducing the Company’s capital stock. On August 28, 2017, the CNMV was informed of the completion of the Share Repurchase Program previously mentioned.

The movement in this heading in 2017 was the following:

	Thousand of euros
	Balance				Balance
	31.12.16	Additions	Amortization	Disposals	31.12.17

Treasury shares	—	100.822	—	322	100.500

The change in the number of shares during the year is detailed below:

	Number of shares
	Balance				Balance
	31.12.16	Additions	Amortization	Disposals	31.12.17

Treasury shares	—	9.311.275	—	29.000	9.282.275

The increase in the number of treasury shares during 2017 is mainly due to the execution of the Buyback Program.

Changes under this heading in 2016 were as follows:

	Thousand of euros
	Balance				Balance
	31.12.15	Additions	Amortization	Disposals	31.12.16

Treasury shares	214.837	91.659	303.285	3.211	—

The change in the number of shares in 2016 is detailed below:

	Number of shares
	Balance				Balance
	31.12.15	Additions	Amortization	Disposals	31.12.16

Treasury shares	19.476.506	10.293.034	29.457.794	311.746	—

The decrease in the number of treasury shares during 2016 is chiefly due to the capital decrease approved by the shareholders in general meeting on April 13, 2016, and to a lesser degree, to the exercise of share options by certain beneficiaries, which served as hedging instruments, while increases are thanks to the execution of the share repurchasing plan which ended on February 20, 2016.

The Company’s legal reserve was equivalent to 2.76% of share capital at year-end 2017. There were no treasury shares at December 31, 2016.

14. Provisions and other Contingent Liabilities

Non-current provisions

At December 31, 2017 and 2016, the non-current provisions for liabilities and charges relate to pending lawsuits and appeals between the Company and third parties and with long-term employee remuneration provisions. On the one hand, the provisions correspond to litigation that the Company faces and from which a probable outflow of resources is expected. In addition, it allocates the accrued portion of the long-term remuneration of the personnel corresponding to the medium-term incentive and loyalty plans referenced to the company’s share value. On the other hand, the reversals and applications correspond to the resolution of the aforementioned litigation.

The composition and movements in under “Provisions” in 2017 and 2016 are as follows:

	2017
(Thousands of euros)	31.12.2016	Allowances	Reversals/	Transfers	31.12.2017
Non-current provisions
Provision for outstanding litigation	9.150	10.378	(7.071)	—	12.457
long-term incentive and loyalty plans provi	—	616	—	218	834
	9.150	10.994	(7.071)	218	13.291

	2016
(Thousands of euros)	31.12.2015	Allowances	Reversals/ Applications	Transfers	31.12.2016
Non-current provisions
Provision for aoutstanding litigation	10.386	4.317	(5.553)	—	9.150
	10.386	4.317	(5.553)	—	9.150

For all litigation, the directors of the company as well as their advisors evaluate the risk, and in those cases where the risk of outflow of resources is probable, and it is possible to quantify its economic effects and provide adequate provisions.

Personnel

During 2017, a provision of 616 thousand euros was allocated within a Loyalty Plan for Senior Executives (218 thousand euros in 2016) (Note 17).

Contingencies/Lawsuits

Procedures relative to the late presentation of the Action Plan

On August 2, 2011, the National Competition Commission currently the National Commission for Markets and Competition (CNMC) handed down a resolution on dossier SNC/0012/11 (Concentración Telecinco-Cuatro) in which it declared Mediaset España Comunicación S.A. responsible for a very serious violation of Anti-Trust Law, as it did not present an Action Plan (including commitments with the CNMC) within the established deadline, sanctioning the company with a fine of 3,600 thousand euros.

This resolution was appealed before the National Court of Justice as part of ordinary civil lawsuit 474/2011. A sentence handed down on January 8, 2013 overruled it, upholding the fine.

Another appeal was filed before the Supreme Court, and upheld on September 21, 2015, with a ruling that the appealed sentence was contested, ordering the return of the proceedings to the CNMC so that it could give another decision proportionate to the charged and justified infraction.

On May 12, 2016, the CNMC handed down a new resolution, in which it decreased the initial fine to 1,676 thousand euros. A new appeal and request for injunction was filed before and accepted by the National Court of Justice, based on the consideration that the sanction is not duly justified, and it continued being disproportionate with regard to the infraction. That appeal, which was declared admissible, is still in process, with no decision having been made yet.

Thus, the accompanying consolidated Balance Sheet does not include a provision for this contingency, as the directors and legal advisors do not consider it likely that this risk will materialise.

Proceedings related to Mediaset España Comunicación, S.A.’s supposed failure to comply with the Telecinco-Cuatro merger commitments

On February 6, 2013, the National Competition Commission current the National Commission for Markets and Competition (CNMC) handed down a ruling on Dossier SNC/0024/12 Mediaset (the “resolution”), in which it declares that Mediaset España Comunicación, S.A. (“Mediaset España”) failed to comply with certain commitments and obligations established in the C-0230/10 Telecinco/Cuatro merger dossier; a fine of 15,600 thousand euro was set.

The resolution states that the Company failed to comply with four of the twelve commitments upon which the Telecinco/Cuatro merger was authorised (commitments (ii), (iii), (vi) and (xii)), as well as different requirements for providing information to the CNMC regarding these commitments.

In the CNMC’s view, the commitments established certain restrictions for the Company in order to neutralize or compensate for potential anti-trust issues arising from the transaction.

The commitments were subsequently unilaterally developed by the CNMC with an Action Plan that was unilaterally imposed on the Company, with an interpretation of the commitments which was strict to the point that it substantially modified its original content, affecting both advertising as well as content acquisition matters. For example, the “interpretation” considered that the duration of contracts for acquiring content should be calculated commencing on their signing date, rather than when the rights commenced.

The Company however, did not fail to comply with any of its commitments with the CNMC.

Therefore, the Company appealed the resolution in time and substance before the National Court of Justice, which subsequently suspended of the fine, and the process is still continuing in this court, it has not yet issued a resolution on the matter.

Meanwhile, in its sentence handed down on December 15, 2014 in the appeal 2038/2012, the Supreme Court partially upheld the appeal for judicial review filed against the above Action Plan, thereby annulling the portion leading to the alleged infringement and corresponding sanction. Therefore, regardless of the outcome of the appeal, the ruling annuls it; in any case, it should be recalculated.

As in the abovementioned case, the accompanying Balance Sheet does not include a provision for this contingency, as the directors and legal advisors do not consider it likely that this risk will materialise.

Proceedings related to Mediaset España Comunicación, S.A.’s failure to comply with the Telecinco-Cuatro merger commitments

On September 17, 2015, the National Commission for Markets and Competition (CNMC) handed down a ruling on Dossier SNC/0036/15 Mediaset (the “resolution”), in which it found that Mediaset España Comunicación, S.A. (“Mediaset España”) had failed to comply with one of the commitments of the Telecinco/Cuatro merger, and therefore set a fine of 3,000 thousand euros.

Specifically, based on the Resolution, the Company supposedly did not comply with the terms of the commitment (ii) in 2013, as it allegedly linked the sale of Telecinco and Cuatro advertising space in a formal or de facto manner.

However, the Company did not fail to comply with the above commitment, as there is not proof beyond a reasonable doubt that the conduct in question is tantamount to an infraction; The Company’s sales figures for the period demonstrated that none of the alleged infractions took place. Reports prepared by external advisors conclude that Publiespana S.A.U. did not fail to meet its commitments nor has it violated anti-trust laws.

Therefore, Mediaset Espana appealed the resolution in time and substance before the National Court of Justice, which subsequently suspended of the fine, and the process is still continuing in this court, it has not yet issued a resolution on the matter.

As in the previous case, the accompanying Balance Sheet does not include a provision for this contingency, as the directors and legal advisors do not consider it likely that this risk will arise.

Sanctioning proceedings initiated by the CNMC for possible infringement of art. 1 of the Anti-Trust Law

In February 2018, Mediaset Espana was notified by the National Commission of Markets and Competition (CNMC) of the initiation of sanction proceedings (S / DC / 617/17) for the alleged violation of Article 1 of the Anti-Trust Law (LDC), considering that certain conditions of contracting television advertising established, supposedly in parallel, by Mediaset Espana and Atresmedia could unjustifiably restrict the entry and expansion of third-party operators into this market.

The decision to initiate does not specify in detail the reasons for the complaint, noting generally that is supposedly regarding the establishment of investment share and requiring joint contracting of advertising on different channels in “simulcast”.

Mediaset España considers that these accusations have absolutely no basis, and categorically denies the existence of any agreement or concerted practice.

Therefore, Mediaset España trusts the favourable resolution of the aforementioned proceedings.

Madrid Court of First Instance number 6: Ordinary proceeding number 1181/10

The Company filed a lawsuit of ordinary proceedings on November 19, 2010 against the contents supplier ITV requesting that a contract granting the licensing format of PASAPALABRA, as well as two other related contracts: one for the provision of library programs, and another for developing TV formats.

ITV requested that the claim be dismissed and also filed a counterclaim requesting that the Company be ordered to pay the contract transaction costs as well as an indemnity for damages and losses.

On February 3, 2014, the Court handed down a sentence overturning the order while partially upholding the counterclaim, declaring that the Company had not complied with the agreements reached with ITV, and that it was in violation of certain rights; the Company was ordered to pay the amounts claimed in the appeal. The amount was eventually paid (approximately 15 million euros, of which 5.4 million euros corresponded to the contract for the Pasapalabra format).

Subsequently, on September 20, 2016, the Madrid Appellate Court partially upheld the appeal filed by the Company, nearly halving the amount of the indemnity to which it had originally been ordered to pay in the first instance; the resolution considered that the two contracts signed in conjunction with the contract related to Pasapalabra format had not been breached. The amount payable by the Company to continue using the program’s format subsequent to termination of the contract has still not been decided.

This sentence is not final, as it was appealed before the Supreme Court; with no decision having been made yet.

The accompanying Balance Sheet does not include any provision regarding this contingency, because the directors and their advisors expect a positive final judgement, for the reasons, among others, that are detailed below. One of the points which the Company disputes through this procedure, is that ITV is the owner of the only part of the program called “Pasapalabra” that is really original and, therefore, protectable from a point of view of the regulations governing intellectual property, which is the part or test final called and known as “el Rosco”.

To this end, the Company has sufficiently accredited that the “Pasapalabra” program is based on the program first broadcast in Italy under the title “Passaparola” (a title that is registered under the name of Reti Televisive Italiane, SpA RTI), whose final part, El Rosco, originally known as “End Game 21x100”, was produced under the express license of a company called “MC&F”, creator of that format.

Thus, the weight of the numerous and categorical evidence provided by the Company in the process must lead to the appeal raised in the Supreme Court being upheld.

Procedure relating to the regularisation of the tax on games of chance, betting or gambling, raffles and tombolas the affecting the period 2008-2011.

May 17, 2013, the Department of Tax and Customs Control of the Central Delegation of Major Taxpayers of the Tax Agency issued a Settlement Agreement for the tax on games of chance, betting or gambling corresponding to the years 2008, 2009, 2010 and 2011 , in relation to the so-called “Call TV” programs, for an amount of 9,029 thousand euros, for which the Company has made an guarantee.

Said agreement was duly challenged, first administratively, until it was exhausted, and then in the contentious- administrative jurisdiction. The reasons on which the Company based its challenge are two-fold: on the one hand, it maintained that the same unit which carried out the verifications that gave rise to the contested assessment, was the same, which in previous verification proceedings ( also referred to the Gambling Tax), relating to 2005, 2006, 2007 and 2008, concluded that the Programs- Call TV Contest - did not qualify as “raffles” and, therefore, were not subject to the Gaming Tax; a circumstance that meant an evident breach of the principle of legitimate expectation and also, a breach of the legal certainty principle.

On the other hand, but with the same importance given to it, it was held that the “Call TV” Contest Programs do not constitute, in effect, a “raffle” and, therefore, they do not fall within the scope of the taxable event levied on the Gaming Tax, as it was recognised by APELAE (Public Business Entity Lotteries and State Betting) when affirming that such Programs “are configured in practice more like a new game, alien to the powers of this Entity, rather than as an authoritative raffle” .

By the judgement dated March 14, 2016, the Seventh Section of the Contentious-Administrative Chamber dismissed the administrative appeal filed against the liquidation agreement; a sentence that was object of appeal before the Supreme Court.

By the judgement dated October 11, 2017, the Supreme Court resolved the appeal filed by the Company. Said judgment upholds the appeal and, therefore, annuls the judgement of the National Court that had been appealed, on the understanding that its motivation was defective. However, in the same resolution, the Supreme Court decided to enter into the merits of the case, agreeing to dismiss the contentious-administrative appeal of the Company. Regardless of the particularity of this circumstance, the argument used by the Court is incongruous and manifestly erroneous on the basis of the evidence used.

On November 15, 2017, the Company filed an annulment proceeding with respect to said judgement since, despite upholding the appeal and acknowledging that the tax administration violated the principles of legitimate expectations and estoppel, it then adopted a decision based on non-existent premises (a supposed “jurisprudence” on Call TV, which is not so) or patently erroneous (to ignore the result of the only expert evidence presented).

The motion for dismissal of proceedings is extraordinary, because it can only be brought before certain judicial decisions, such as that dictated by the Supreme Court, and because the grounds that may be alleged are limited, among which are those invoked by the Company.

In the event that grounds for the dismissal of proceedings, reasoned and motivated, raised by the Company are accepted and a decision is made to annul, the proceedings must be returned (as established in article 241 LOPJ) to the state they were in prior to the defect that caused the annulment. Therefore, it cannot be understood that the judgement is final, its effects must be postponed until the definitive resolution of the motion to dismiss or, even, a definitive resolution of an eventual writ of amparo, in which (ex-article 56.2 LOTC) the suspension of its effects could be requested. However, the company has provided the appropriate provision.

15. Taxes

Under current tax regulations, tax returns may not be considered final until they have either been inspected by tax authorities or until the four-year inspection period has expired.

On January 13, 2016, notification was received from the Department of Tax and Customs Control of the Central Delegation of Major Taxpayers that tax inspection proceedings had been initiated for the following items and years open to inspection:

Item(s)	Periods
Income tax	2011 to 2014
Value added tax	2012 to 2014
Withholdings/Payments on account/Professionals	2012 to 2014
Withholding non-resident income tax	2012 to 2014

On September 20, and October 5 of 2016, tax assessments were signed in conformity in the amount of 1,116 thousand euros, thereby concluding all the above actions.

Once the above assessments and investigations have been concluded, the following Company items and periods are open to inspection:

Item(s)	Periods
Income tax	2015 to 2016
Value added tax	2015 to 2017
Withholding non-resident income tax	2015 to 2017
Anual transaction sistement	2013 to 2016
Withholdings/Payments on account/Professionals	2015 to 2017
Consolidated statement of intra-regional delivery and acquisition of assets	2014 to 2017

Value-added tax

In 2010, the Company has filed consolidated tax as regulated by Chapter IX, Title IX of Law 37/1992. As a result, it has presented consolidated VAT for tax group 0092/10, which comprises:

•                                          Mediaset España Comunicación, S.A., as the parent Company.

•                                          Telecinco Cinema, S.A.U.

•                                          Publiespaña, S.A.U.

•                                          Mediacinco Cartera, S.L.U.

Presenting consolidated VAT generates a short-term payable to Group companies for the tax effect (Note 19).

The Company as of July 1, 2017, due to the changes introduced in the Regulation of the Value Added Tax by the R.D. 596/2016 of December 2 for the modernization, improvement and promotion of the use of electronic means in the management of the Value Added Tax (VAT), passed to a new VAT book- keeping system that is carried out through the Website of the State Tax Administration Agency (AEAT) and which is called Immediate Information Supply (SII). The information provided corresponded to the entire year 2017.

The breakdown of balances relating to income tax assets and liabilities at December 31 is as follows:

	Thousands of euros
	2017	2016
Defered tax liabilities	(258)	(2.777)
Defered tax liabilities	(258)	(2.777)
VAT	(6.461)	(7.743)
Personel income tax withholdings	(2.861)	(2.563)
Social Security	(1.316)	(1.320)
Levy to finance RTVE	(6.368)	(6.794)
Others	(25)	(25)
Other payables to public administrations	(17.031)	(18.445)
Deferred tax assets	14.332	12.197
Unused tax dedustions and relief	50.494	49.412
Deferred tax assets	64.826	61.609
Income tax	15.145	13.555
Personel income tax withholdings - leases	10	10
Income tax (Nota 10)	15.155	13.565

15.1 Company tax calculation

The reconciliation of net income and expenses for the year with tax results of the Company tax is as follows:

	Income statemnt			Income and expenses directly recognized in equity
	Increase	Decrease	Total	Increase	Decrease	Total
2017
Income and expenses for the year
Continuing operations	164.666	—	164.666	—	—	—
Discontinued operations	—	—	—	—	—	—
	164.666	—	164.666	—	—	—

Income tax
Continuing operations	17.221	—	17.221	—	—	—
Discontinued operations	—	—	—	—	—	—
	17.221	—	17.221	—	—	—
Income and expenses for the year before tax			181.887			—
Permanent differences
Provisions-group companies	—	(1.227)	(1.227)	—	—	—
Non-deducible expenses & penalties	120	—	120	—	—	—
Internal elimination of dividends	—	(71.001)	(71.001)	—	—	—
Others	—	(157)	(157)	—	—	—
Temporary differencies	18.616	—	18.616	—	—
Utilization of previously unrecognized tax losses	—	—	—	—	—	—
Tax result			128.238			—

	Thousands of euros
	Income statemnt			Income and expenses directly recognized in equity
	Increase	Decrease	Total	Increase	Decrease	Total
2016
Income and expenses for the year
Continuing operations	147.201	—	147.201	—	—	—
Discontinued operations	—	—	—	—	—	—
	147.201	—	147.201	—	—	—

Income tax
Continuing operations	21.426	—	21.426	—	—	—
Discontinued operations	—	—	—	—	—	—
	21.426	—	21.426	—	—	—
Income and expenses for the year before tax			168.627			—
Permanent differences
Provisions-group companies	19.842	—	19.842	—	—	—
Non-deducible expenses & penalties	1.151	—	1.151	—	—	—
Internal elimination of dividends	—	(82.206)	(82.206)	—	—	—
Others	2.117	—	2.117	—	—	—
Temporary differencies	17.902	(14.423)	3.479	—	—	—
Utilization of previously unrecognized tax losses	—	—	—	—	—	—
Tax result			113.010			—

Temporary differences are due to different taxation and accounting criteria relative to impairment provisions regarding audio-visual rights and other provisions, and the amortization deductibility limits during 2013 and 2014.

The reconciliation between income tax expense/(income) and the result of multiplying total recognized income and expenses by applicable tax rates —with the balance of the income statement being differentiated— is as follows:

	Thousands of euros
		Income and expense
	Income	recognized directly in
	statements	equity
2017
Income and expenses for the year befores tax	181.887	—
Tax charge (tax rate: 25%)	45.472	—
Non-deductible expenses (revenue)	(18.066)	—
Tax credits and others	(10.450)	—
Tax on freign profits	124	—
Adjustments due to changes in tax rates	141	—
Tax expense (income)	17.221	—

	Thousands of euros
		Income and expense
	Income	recognized directly in
	statements	equity
2016
Income and expenses for the year befores tax	168.627	—
Tax charge (tax rate: 25%)	42.157	—
Non-deductible expenses (revenue)	(14.774)	—
Tax credits and others	(6.738)	—
Tax on freign profits	190	—
Adjustments due to changes in tax rates	591	—
Tax expense (income)	21.426	—

The breakdown of income tax expense/ (income) is as follows:

	Thousands of euros
		Income and expense
	Income	recognized directly in
	statements	equity
2017
Current income tax	22.842	—
	22.842	—
Change in deferred tax assets and liabilities
Other temporary differences
Adjustments due to changes in tax rates	(5.621)	—
	17.221	—

	Thousands of euros
		Income and expense
	Income	recognized directly in
	statements	equity
2016
Current income tax	22.296	—
	22.296	—
Change in deferred tax assets and liabilities
Other temporary differences
Adjustments due to changes in tax rates	(870)	—
	21.426	—

Corporation tax Law 27/2014, of November 27, modified the general tax rate to 28% in 2015, and 25% for subsequent years. As a result, the Company adjusted the deferred tax assets and liabilities from prior years based on the prevailing rate at the estimated reversal date. The tax rate has been 25% in 2017 and 2016.

Company tax payable was calculated as follows:

Thousands of euros
2017
Taxable income:	128.238
Tax payable: (25%)	32.060
Tax payable contributed by subsidiaries in tax consolidation	24.957
Deductions and rebates, companies filing consolidated taxes	(11.284)
Utilization of unused tax losses - consolidated companies	(14.254)
Withholdings	(40.028)
Total income tax refund	(8.549)

Thousands of euros
2016
Taxable income:	113.010
Tax payable: (25%)	28.253
Tax payable contributed by subsidiaries in tax consolidation	25.504
Deductions and rebates, companies filing consolidated taxes	(10.703)
Utilization of unused tax losses - consolidated companies	(13.439)
Withholdings	(36.292)
Total income tax refund	(6.677)

Refundable Company tax is as follows:

	Thousands of euros
	2016	2017

Corporate income tax refundable 2015	—	6.878
Corporate income tax refundable 2016	6.596	6.677
Corporate income tax refundable 2017	8.549	—
Total	15.145	13.555

15.2 Deferred tax assets

The breakdown is as follows:

	Thousands of euros
	2017	2016
Deferred tax assets	14.332	12.197
Ununsed tax credits and rebates	50.494	49.412
	64.826	61.609

The detail and movements of the different items that comprise “Deferred tax assets” excluding the deductions pending application are as follows:

	Thousand of euros
		Adjustiment
		due to
	Opening	changes in	Income		Closing
	balance	tax rate	statements	Reclasifications	Balance
2017

Deferred tax assets
Impairment audiovisual rights	4.219	413	—	—	4.632
Rights management institutions	922	(922)	—	—	—
Provisions subsidiaries	414	(276)	—	—	138
Depreciation/amortization	3.360	(1.823)	—	—	1.537
Other provisions	3.282	2.519	—	—	5.801
Amort. Goodwill Merger/Licence	—	4.663	—	(2.439)	2.224
	12.197	4.574	—	(2.439)	14.332
2016

Deferred tax assets
Impairment audiovisual rights	3.143	1.076	—	—	4.219
Rights management institutions	806	116	—	—	922
Provisions subsidiaries	4.108	(3.694)	—	—	414
Depreciation/amortization	5.021	(1.661)	—	—	3.360
Other provisions	3.148	134	—	—	3.282
Amort. Goodwill Merger/Licence	—	4.663	—	(4.663)	—
	16.226	634	—	(4.663)	12.197

During 2017, the tax group offset tax losses carry forwards amounting to 57,017 thousand euros (2016: 53,757 thousand euros).

At December 31, the tax group’s tax loss carry forwards to be offset amounts to 156,128 thousand euros (2016: 213,145 thousand euros).

At December 31, 2017 unused tax credits for audio-visual productions amount to a total of 50,494 thousand euros (2016: 49,412 thousand euros) which can be recovered over the next 15 years.

	Thousands of euros
	2017	2016
Deductions pending 2012	5.107	15.790
Deductions pending 2013	7.060	7.060
Deductions pending 2014	10.443	10.808
Deductions pending 2015	8.614	8.614
Deductions pending 2016	7.140	7.140
Deductions pending 2017	12.130	—
	50.494	49.412

The Company estimated the taxable profits which it expects to obtain over the next years. It has likewise analysed the reversal period of taxable temporary differences. Based on this analysis, the Company has recognized deferred tax assets for tax credits and deductible temporary differences which it considers probable will be recoverable in the future.

15.3 Deferred tax liabilities

The breakdown and movements in the various items composing “Deferred tax liabilities” are as follows:

	Thousands of euros
	Opening	Income			Closing
	Balance	statements	Equity	Reclasification	Balance
2017
Deferred tax liabilities
Other	338	(80)	—	—	258
Tax Depreciation Goodwill Merger/Licence	2.439	—	—	(2.439)	—
	2.777	(80)	—	(2.439)	258
2016
Deferred tax liabilities
Other	573	(235)	—	—	338
Tax Depreciation Goodwill Merger/Licence	7.102	—	—	(4.663)	2.439
	7.675	(235)	—	(4.663)	2.777

The deferred tax liability mainly relates to taxable temporary differences arising from consolidation adjustments of the tax group and tax amortization of intangible assets with an indefinite useful life (Goodwill and signal transmission License).

16. Guarantee Commitments to Third Parties

The breakdown of guarantees provided as of December 31, 2017 and 2016 is as follows:

	Thousands of euros
Nature of guarantee	2017	2016
Surely bonds for contracts, concessions and tenders	37.931	7.976

Payments into court	38.106	38.032
Guarantees deposited with the tax authorities	9.029	9.029
	85.066	55.037

	Thousands of euros
Nature of guarantee	2017	2016
Surely bonds for contracts, concessions and tenders	2.062	2.062
	2.062	2.062

As of December 31, 2017, the company has 37,931 thousand euros in guarantees required for its commercial activity (2016: 7,976 thousand euros).

The Company pledged a guarantee of 9,029 thousand euros with the Tax and Customs Control Department arising from its appeal against the tax settlement agreement of which the Department notified the Group on May 20, 2013, which confirmed the proposal given in the assessment from the tax inspection dated April 16, 2013. The assessment covered verifications and investigations for “Taxes on games of luck, bets, or chance” during the period from June 2008 to December 2011 (Note 14).

The Company submitted a 15,600 thousand euro guarantee with Section 6 of the National Court of Justice for the appeal against the administrative decision taken by the CNMV on February 6, 2013 (Dossier SNC/0024/12), by virtue of which Mediaset España was declared noncompliant with different commitments, thereby authorising the Telecinco/ Cuatro transaction; a fine was levied equal to the amount of the above guarantee (Note 14).

The Company submitted two guarantees amounting to 14,909 and 2,091 thousand euros, respectively to Madrid Commercial Court number 6, in compliance with the ruling handed down by certain provisional enforcement procedures.

There are other judicial guarantees amounting 5.506 thousand euros.

17. Share-Based Payment Schemes

In 2017, there have been no movements in relation to share option plans.

In 2016, the movements were as follows:

Gramled of
	Numbers of			Number of	amployees	Gramted of
	options			options	of the	employees			Strik item
2016	01/01/16	Additions	Disposales	31/12/16	company	of the Group	Strike price	Assignment date	From	To
2011 share-based payments plan	203.150	—	203.150	—	—	—	5,83 €	27/07/11	27/07/14	26/07/16

The beneficiaries of these plans were directors and executive directors of Group companies.

During 2017 and 2016, no amounts were charged on the income statement related to these plans.

As of December 31, 2017 and 2016 no share option plans were pending.

As of December 31, 2017 and 2016, two long-term incentive and loyalty Plans (PIF) have been registered, approved in 2016 and 2017, for the periods 2016 to 2018 and 2017 to 2019, respectively. Such Plans contemplate the attribution of free rights for the allocation of regular shares to senior executives and Executive Directors of Mediaset Espana Comunicackin S.A., conditioned to the achievement of business objectives in the said period and to the maintenance of the employment relationship at the end of the maturity period. The rights have been attributed provided that the beneficiaries allocate a part of their annual ordinary variable remuneration to the Plan in question, this amount being supplemented by the employer free of charge.

All the Plans are now in the maturity phase and cannot be exercised yet. They are included within the category of “Plans to be exercised through shares”, that is, they involve the delivery of treasury shares acquired by the company in the market.

PIF data summary:

	PIF (2016)	P
Approval date (Shareholders Meeting)	13 April 2016	27
Maturity period	13/04/16 - 31/12/18	01/01/
Share delivery period	60 following days Shareholders Meeting 2019	60 following days

The movements of the long-term incentive and loyalty plans are as follows:

	PIF 2016	PIF 2017	Total
Rights assigned during the year	99.359	—	—
Rights in force as of December 31, 2016	99.359	—	99.359
Rights assigned during the year	—	77.147	—
Rights in force as of December 31, 2017	99.359	77.147	176.506

During 2017, 616 thousand euros were charged on the income statement related to these plans (218 thousand euros in December 2016) (Note 16).

These incentive and loyalty plans have been recognised at Fair Value:

Plan 2016: € 8.76 per share

Plan 2017: € 11.29 per share

This Fair Value has been determined as the stock average of the shares in the 30 calendar days prior to the Board of Directors approving the Consolidated Annual Accounts for the year prior to the allocation.

18. Income and Expenses

a) Breakdown of revenue

The distribution of revenue from continuing operations corresponding to the Company’s ordinary activities, broken down by category, is as follows:

Thousands of euros

	2017	2016
Business segment
Advertisin revenue	782.140	774.760
Rendering of services	9.601	11.513
Total	791.741	786.273

The Company’s most important client continues to be Publiespaña, S.A.U. Revenue from advertising sales to this client, 778,990 thousand euros, accounts for approximately 98% of the Company’s total revenue (2016: 769,319 thousand euros or 98% of the total) (Note 19).

b) Consumption of goods for resale

The breakdown of consumption of goods for resale and consumption of raw materials and other consumables for the years ended December 31, 2017 and 2016 is as follows:

	Thousands of euros
	2017	2016
Consumption of goods for resale

Changes in inventories	(692)	164
	(692)	164
Goods dor resale
- Pruchases in Spain	180.637	187.343
- EU acquisitions	12.047	15.033
Cost of sales	192.684	202.376

c) Wages and salaries

	Thousands of euros
	2017	2016
Wages and salaries	72.464	68.787
Social Security costs	15.664	14.966
Total	88.128	83.753

The breakdown of Social Security costs et al. for the years ended December 31, 2017 and 2016 is as follows:

	Thousands of euros
	2017	2016
Social Security	13.206	12.895
other employee welfare expenses	2.458	2.071
Total employee welfare expenses	15.664	14.966

d) External services

The breakdown of “External services” for the years ended December 31, 2017 and 2016 is as follows:

	Thousands of euros
	2017	2016
Leased assets (Note 5)	770	964
Other leases	212	216
Program production costs	41.156	36.521
Management fees for rights, consessions and licenses	38.746	36.215
Repairs and maintenance	4.341	3.668
Other professional services	8.734	9.144
Transportation and messenger services	1.332	1.132
General insurance	162	199
Public relations	2.139	2.146
Supplies	1.969	1.980
Signal transmission and technical assistance	46.951	44.848
News agencies and post-production	10.980	10.521
Cash and non-cash prizes	2.893	1.794
Other expenses for legal and judicial risks	10.041	3.945
Other expenses and services	6.149	6.140
	176.575	159.433

19. Related-Party Transactions

Related companies

Company transactions in 2017 and 2016 with related parties, as well as the nature of the relationship, are as follows:

Name	Nature of the link
Advertisement 4 Adventures, S.L.U.	100% owned
Alea Media, S.A.	40% owned
Concursos Multiplataformas, S.A.U.	100% owned
Conecta 5 Telecinco, S.A.U.	100% owned
Emissions Digitals de Catalunya, S.A.	(1)
Grupo Editorial Tele 5, S.A.U.	100% owned
Grupo Mediaset Italia	Shareholder
Integración Transmedia, S.A.	(4)
La Fábrica de la Tele S.L	30% owned
Mediacinco Cartera S.L.U.	100% owned
Megamedia Televisión S.L.	30% owned (3)
Melodía Producciones, S.L.	40% owned
Netsonic, S.L.	100% owned (2)
Pegaso Television, INC	43.7% owned
Premiere Megaplex, S.A.U.	(1)
Producciones Mandarina, S.L.	30% owned
Publiespaña, S.A.U.	100% owned
Publimedia Gestión, S.A.U.	100% owned (2)
Sogecable Editorial, S.L.U.	100% owned
Supersport Televisión, S.L.	30% owned
Telecinco Cinema, S.A.U.	100% owned
Grupo Mediaset Italia	related company

(1)                   No links at 31/12/17 for disposal

(2)                   Through Publiespaña

(3)                   Through Conecta 5 Telecinco

(4)                   Alea Media, S.A. at 31/12/17

The balances with the related parties listed in the preceding table at December 31, 2017 and 2016 are as follows:

	Trade receivables from group companies and associates (Note 10)		Suppliers, group companies and associates		Suppliers for purchases of rights, companies and associates		Long-term loans to group companies (Note 8.1)
	31.12.17	31.12.16	31.12.17	31.12.16	31.12.17	31.12.16	31.12.17	31.12.16
Publiespaña, S.A.U.	220.001	215.310	—	567	—	—	—	—
Grupo Editorial Tele 5, S.A.U.	100	87	(273)	113	—	—	—	—
Telecinco Cinema, S.A.U.	1.022	999	—	—	29	87	24.762	18.475
Concursos Multiplataformas, S.A.U.	4	—	—	—	—	—	—	—
Emissions Digitals Catalunya, S.A.	—	144	—	95	—	—	—	—
Conecta 5 Telecinco, S.A.U.	184	193	3	3	—	—	6.000	6.000
Producciones Mandarina, S.L.	35	111	1.286	5.663	—	—	—	—
Melodia Producciones, S.L.	6	—	—	—	—	—	480	—
La Fábrica de la Tele , S.L.	14	1	6.346	8.433	—	—	—	—
Alea Media, S.A.	—	—	—	—	1.427	—	210	—
Mediacinco Cartera S.L.U.	—	—	—	—	—	—	17.046	22.648
Premiere Megaplex, S.A.U.	—	70	—	—	—	—	—	—
MegaMedia Televisión, S.L.	108	76	590	529	—	—	—	—
SuperSport Televisión, S.L.	278	485	878	802	—	—	—	—
Netsonic, S.L.	4	8	—	—	—	—	—	—
Advertisement 4 Adventure, S.L.U.	208	89	—	—	—	—	—	—
Sogecable Editorial, S.L.U.	—	—	(157)	54	—	—	—	—
Grupo Pegaso Televisión	—	—	—	—	—	—	3.679	4.186
Grupo Mediaset Italia	(2)	92	638	639	100	200	—	—
	221.962	217.665	9.311	16.898	1.556	287	52.177	51.309

	Current tax payable group companies		Current liabilities with creditor grouo companies
	31.12.17	31.12.16	31.12.17	31.12.16

Publiespaña, S.A.U.	—	—	122.129	116.359
Grupo Editorial Tele 5, S.A.U.	—	—	165	313
Telecinco Cinema, S.A.U.	894	—	—	—
Conecta 5 Telecinco, S.A.U.	79	404	1.082	4.964
Advertisement 4 Adventure, S.L.U.	67	772	—	—
Sogecable Editorial, S.L.U.	—	—	491	416
Premiere Megaplex, S.A.U.	—	—	—	1.131
Concursos Multiplataformas, S.A.U.	—	—	1.132	—
Integración Transmedia, S.L.	—	17	—	—
Mediacinco Cartera S.L.U.	14.356	13.523	1.404	1.392
	15.396	14.716	126.403	124.575

	Current tax receivable, group companies		Current assests with creditor group companies
	31.12.17	31.12.16	31.12.17	31.12.16
Publiespaña, S.A.U.	22.052	22.772	—	—
Grupo Editorial Tele 5, S.A.U.	1.499	1.383	—	—
Publimedia Gestón, S.A.U.	55	237	—	—
Telecinco Cinema, S.A.U.	—	1.335	7.622	6.451
Premiere Megaplex, S.A.U.	—	258	—	—
Concursos Multiplataformas, S.A.U.	519	—	—	—
Alea Media, S.A.	—	—	619	—
Melodía Producciones, S.L.	—	—	1.047	—
Advertisement 4 Adventure, S.L.U.	—	—	7.409	8.346
Sogecable Editorial, S.L.U.	32	51	—	—
Producciones Telecinco, S.A.U. (en liquidación)	—	—	15	15
	24,157	26.036	16.712	14.812

	Current payables to group companies due		Current loans to group companies due to
	to tax effect (VAT)		tax effect (VAT) (Note 8.1)
	31.12.17	31.12.16	31.12.17	31.12.16

Publiespaña, S.A.U.	4.404	4.365	—	—
Telecinco Cinema, S.A.U.	—	—	467	652
	4.404	4.365	467	652

In 2017 and 2016, the following transactions were conducted with the related parties listed above:

	Purchases		Accurred interest expense		Purchase of rights
	31.12.17	31.12.16	31.12.17	31.12.16	31.12.17	31.12.16
Grupo Editorial Tele 5, S.A.U.	—	326	—	—	—	—
Publiespaña, S.A.U.	68	18	—	567	—	—
Conecta 5 Telecinco, S.A.U.	1	2	—	—	—	—
Telecinco Cinema, S.A.U.	—	3	—	—	425	645
Megamedia Television, S.L.	1.410	1.187	—	—	387	114
Producciones Mandarina, S.L.	4.081	11.175	—	—	1.141	—
La Fábrica de la Tele, S.L	27.975	25.933	—	—	—	—
Alea Media, S.A.	—	—	—	—	7.138	—
Melodia Producciones, S.L.	(10)	—	—	—	1.601	—
SuperSport Televisión, S.L.	8.090	9.772	—	—	—	—
Sogecable Editorial, S.L.U.	—	166	—	—	—	—
Emissions Digitals Catalunya, S.A.	29	79	—	—	—	—
Grupo Mediaset Italia	1.330	1.332	—	—	—	200
	42.974	49.993	—	567	10.692	959

	Advertising revenue & sales of rights		Other revenue
	31.12.17	31.12.16	31.12.17	31.12.16

Grupo Editorial Tele 5, S.A.U.	—	—	200	84
Emissions Digitals Catalunya, S.A.	—	—	45	—
Publiespaña, S.A.U.	778.990	769.319	5.484	4.816
Publimedia Gestion, S.A.U.	—	—	—	528
Telecinco Cinema, S.A.U.	—	—	421	423
Conecta 5 Telecinco, S.A.U.	132	132	480	379
La Fábrica de la Tele, S.L	—	—	14	10
Premiere Megaplex, S.A.U.	—	—	—	161
Concursos Multiplataformas, S.A.U.	—	—	3	—
MegaMedia Televisión, S.L.	—	—	314	255
Netsonic, S.L.	—	—	19	37
SuperSport Televisión, S.L.	—	—	1.641	1.829
Producciones Mandarina, S.L.	151	100	4	31
Alea Media, S.A.	—	—	1	—
Melodía Producciones, S.L.	—	—	5	—
Emissions Digitals Catalunya, S.A.	—	782	—	68
Grupo Mediaset Italia	200	373	3	10
	779.473	770.706	8.634	8.631

	Accrued interest revenue		Dividends
	31.12.17	31.12.16	31.12.17	31.12.16

Grupo Editorial Tele 5, S.A.U.	2	—	649	4.049
Advertisement 4 Adventure, S.L.U.	209	89	—	—
Sogecable Editorial, S.L.U.	—	—	154	163
Publiespaña, S.A.U.	—	—	65.919	75.571
Telecinco Cinema, S.A.U.	919	865	—	—
Mediacinco Cartera, S.L.U.	319	507	—	—
La Fábrica de la Tele, S.L.	—	—	1.289	1.682
Premiere Megaplex, S.A.U.	—	8	2.150	—
SuperSport Televisión, S.L.	—	—	446	350
Producciones Mandarina, S.L.	—	—	394	391
Alea Media, S.A.	16	—	—	—
Melodía Producciones, S.L.	10	—	—	—
Grupo Pegaso	156	369	—	—
	1.631	1.838	71.001	82.206

The related-party transactions consist of normal Company trading activity and are conducted on an arm’s length basis.

Directors and senior executives

In accordance with article 229.3 of the Ley de Sociedades de Capital (Spanish Companies Act), communication has been received from all the directors in which they state that they are not in a situation of direct or indirect conflict with the interests of the Company in accordance with the provisions of the applicable legislation.

In 2017, no individuals represented the Company on governing bodies, as there were no legal person administrators in any companies.

a)    Compensation and other benefits

1.     Remuneration of the members of the Board of Directors in 2017 and 2016:

The breakdown of the remuneration earned by members of the Company’s Board of Directors is as follows:

	Thousand of euros
	2017	2016
Compensation	4.753	4.786
Attendance fees	600	584
	5.353	5.370

In addition to the information given in this section, the compensation earned by each director in 2017 is indicated below, in euros:

Mr. Alejandro Echevarría Busquet – Chairman of the Board of Directors

Fixed Board remuneration: 75,000.00

Allowances: 72,000.00

Fixed remuneration: 634,649.52

Variable remuneration: 170,246.25

Extraordinary gratification 50,000.00

Total 1,001,895.77

Share rights assigned: 20,729

Mr. Paolo Vasile — CEO

Fixed Board remuneration: 75,000.00

Allowances: 36,000.00

Fixed remuneration: 929.695,02

Variable remuneration: 548,618.00

Extraordinary gratification 100,000.00

Remuneration in kind: 19,329.63(**)

Total: 1,708,642.65

Share rights assigned: 66,799

(**)The basis of the remuneration in kind for the amount of 82,607.08 euros has not been taken into account.

Mr. Giuseppe Tringali — Director and Vice Chairman

Fixed Board remuneration: 75.000,00

Allowances: 28.000,00

Total: 103.000,00

Mr. Massimo Musolino- Executive Director

Fixed Board remuneration: 75.000,00

Allowances: 28.000,00

Fixed remuneration: 499.170,74

Variable remuneration: 215.540,73

Remuneration in kind: 53,089.05(**)

Total: 870,800.52

Share rights assigned: 9.711

(**)The basis of the remuneration in kind for the amount of 23,566.17 euros has not been taken into account.

Mr. Alfredo Messina - Director

Fixed Board remuneration: 75,000.00

Allowances: 32,000.00

Total: 107,000.00

Mr. Fedele Confalonieri - Director and Vice Chairman

Fixed Board remuneration: 75.000,00

Allowances: 64.000,00

Total: 139.000,00

Mr. Marco Giordani - Director

Fixed Board remuneration: 75.000,00

Allowances: 48.000,00

Total: 123.000,00

Mr. Giuliano Adreani - Director

Fixed Board remuneration: 75.000,00

Allowances: 64.000,00

Total: 139.000,00

Mr. Ángel Durández Adeva – Independent Director / President Commission

Audit and Compliance

Fixed Board remuneration: 75.000,00

Allowances: 64.000,00

Total: 139.000,00

Mr. Borja de Prado Eulate – Independent Director

Fixed Board remuneration: 75.000,00

Allowances: 40.000,00

Total: 115.000,00

Mr. José Ramón& Álvarez-Rendueles – Independent Director / Chairman Appointments and Remuneration Committee

Fixed Board remuneration: 75,000.00

Allowances: 72,000.00

Total: 147,000.00

Mrs. Helena Revoredo Delvecchio- Independent Director

Fixed Board remuneration: 75.000,00

Allowances: 24.000,00

Total: 99.000,00

Mr. Mario Rodríguez Valderas- Executive Director

Fixed Board remuneration: 75,000.00

Allowances: 28,000.00

Fixed remuneration: 336,243.60

Variable remuneration: 177,169.81

Remuneration in kind: 43,975.41(**)

Total: 660,388.82

Share rights assigned: 7,981

(**)The basis of the remuneration in kind for the amount of 16.963,27 euros has not been taken into account.

None of the Board Members has received any compensation for belonging to other Boards of Directors of the Group’s companies.

As was the case last year, at year end of 2017, the Company has not granted any advance payments or loans to any of its Board Members.

Regarding the benefits arrangements, the Company has taken out, for only one of the Joint CEOs, life insurance covering disability or death and medical insurance, at an annual cost of 14,938 euros. These items are included in in-kind compensation.

As was the case last year, no contribution has been made to pension plans or funds on behalf of any member of the Board of Directors.

There were no new share option plans for the Board members during 2017 and 2016.

The share rights assigned are related to the Incentive and Loyalty Plan (Note 17).

b)    Compensation for top management

Compensation paid to General Directors of the Company and individuals who discharge similar functions, excluding those who are also members of the Board of Directors, is summarized as follows:

Number of persons		Total Compensation (thousands of euros)
2017	2016	2017	2016
13	12	5.345	5.039

In 2017 and 2016, no share options rights were granted.

65.207 share rights have been assigned.

A list of top management is included in the accompanying Corporate Governance Report.

On the other hand, 6,079 share rights were assigned to other directors not belonging to the top management.

c)     Other disclosures on the Board of Directors

During 2017, amounts were paid for insurance premiums covering the civil liability of its directors for damage caused by acts or omissions in their position amounting to 57 thousand euros.

During 2016, amounts were paid for insurance premiums covering the civil liability of its directors for damage caused by acts or omissions in their position amounting to 66 thousand euros.

20. Other disclosures

a)    Employees structure

	2017
	At year end
					Average number of
					employees with
				Average for	disability equal or
	Male	female	Total	the year	superior to 33%
Senior executives	11	2	13	13	—
Executives	42	22	64	66	—
Department managers	31	33	64	64	—
Technical staff	357	244	601	603	4
Administrative personnel	30	111	141	143	2
Operators	18	—	18	18	—
Journalists	55	86	141	139	1
Temporary personnel	7	4	11	13	—
	551	502	1.053	1.059	7

	2016
	At year end
					Average number of
					employees with
				Average for	disability equal or
	Male	female	Total	the year	superior to 33%
Senior executives	10	2	12	12	—
Executives	44	24	68	64	—
Department managers	30	32	62	60	—
Technical staff	360	244	604	589	4
Administrative personnel	30	110	140	135	3
Operators	18	—	18	18	—
Journalists	52	83	135	138	1
Temporary personnel	5	4	9	13	—
	549	499	1.048	1.029	8

b)    Audit fees

Audit fees of the 2017 Financial Statements totalled 124 thousand euros (2016: 89 thousand euros).

In addition, the fees paid in the year for other services performed by the Company’s statutory auditors in 2017 totalled 66 thousand euros (2016: 79 thousand euros).

c)         Foreign currency

Foreign-currency transactions related to the acquisition of audio-visual property rights and distribution rights totalled $28 million (2016: $27 million).

“Trade receivables” includes 214 thousand euros denominated in US currency. (2016: 402 thousand euros).

In addition, the balance of the trade payables for purchases of audio-visual property rights includes 12.701 thousand euros denominated in US currency (2016: 14,332 thousand euros).

21.  Significant events after the reporting date

No significant events took place after December 31, 2017 and until the financial statements reporting date involving a change thereto.

22.  Explanation added for translation to English

These financial statements are presented on the basis of the regulatory financial reporting framework applicable to the company in Spain (see Note 2.1). Certain accounting practices applied by the Company that conform with that regulatory financial reporting framework may do not conform with other generally accepted accounting principles and rules.

Madrid, February 27, 2018.

Mediaset España Comunicación, S.A.

MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

THE SPANISH ECONOMY 2017

The data on economic developments available at the date of preparation of these financial statements indicate that in 2017 the Spanish economy will have advanced 3.1%, equalling the record of the previous two years to show that the recovery that began in 2013 has been stably maintained over time in spite of the Catalan political crisis, but while it could have some effect on economic activity, it seems to be rather limited in scope and in line with what was expected. It is also estimated that private consumption could have grown by around 2.5% in the year, a figure that, although five tenths below the record of the previous year, confirms a positive figure in a component of the GDP that is very relevant for our sector.

In terms of employment, this good evolution of the economy could have resulted in a fall in the unemployment rate to 16.1% at year end, with a net creation of employment in the period of around 500,000 people.

This growth continues to be higher than the average for the Eurozone countries, whose increase is estimated to be around 2.4% in 2018, after the considerable improvement experienced in 2017, a year in which these economies have reached higher records as expected, noting the best growth data since 2007, with countries, such as Italy and France, which after years of very sharp decline have seen their GDPs grow well above the averages of the last years.

As for the rest of the world, it is estimated that the average growth will be around 3.6%, while in the United States we find a 2.2% advance that positively compares to the +1.6% record experienced in the previous year.

The Latin American economies also show signs of improvement, given the case (we refer mainly to Brazil and Argentina, two of the largest countries in the region) that the negative growth we witnessed in previous years has turned positive, while Mexico continues along a path of stable growth despite the uncertainties related to the potential impact of the protectionist trade measures defended by President Trump.

With regard to Asia and, especially, to China as the largest economy in the area, the growth records show continuity in relation to those of previous years without, at the moment, showing signs of the observed trend stopping.

On the other hand, and in spite of the nervousness caused by the populist movements that triumphed in 2016 and among which the approval of Brexit and the election of Donald Trump as president of the United States in November of that year stand out in a very significant way, the result of the electoral processes carried out in 2017 (particularly in France and Germany) seems to have confirmed a climate of greater stability and orthodoxy with regard to economic policy.

At the date of preparation of these financial statements, it seems that in 2018 we will see a continuation of the good economic management noted in 2017, both in terms of the United States, where the expansive fiscal policies put into operation by the Trump Administration allow us to expect higher growth than that experienced in 2017, as in Europe, where the GDP of the EU countries is expected to rise above 2%.

As for Spain, the estimates point to a GDP evolution that is still above the European average, although somewhat more contained than in previous years (the consensus is 2.6%), but which would ultimately guarantee positive behaviour of private consumption and also an additional reduction in the unemployment rate up to (always according to the consensus of analysts) levels of around 15%. This lower growth is explained by the rise in oil prices, a lower momentum of the expansionary monetary policy, the exhaustion of domestic demand, a neutral fiscal policy and some residual effect of the Catalan political situation.

It is expected, therefore, that all components of private demand will grow in 2018 in Spain, with private consumption rising.

In this environment of moderate but steady growth, it remains to be determined whether finally the European Central Bank (ECB), in view of the positive developments in the Eurozone economies and the emergence of positive inflation rates will begin to change the expansive monetary policy put into practice in recent years, which would imply a rise in interest rates, which are currently at historic lows. In these moments it seems reasonable to speculate that the ECB will be cautious and that it will modify its policy only when the structural imbalances that justified the quantitative easing measures have disappeared and unequivocal confirmation of the absence of deflation as well as the transit through a path of sustained economic growth have been unequivocally confirmed.

ORGANISATIONAL STRUCTURE

The corporate purpose of Mediaset España Comunicación, S.A. is the indirect management of the public television service. As of December 31, 2017 it commercially operates seven television channels (Telecinco Fiction Factory, Boing, Cuatro, Divinity, Energy and BeMad). Additionally, it is the head of a Group of companies known as Grupo Mediaset España Comunicación.

The Share Capital of the Parent Company is distributed as follows at the close of the 2017 and 2016 fiscal years:

Shareholder	31.12.17	31.12.16
Mediaset S.P.A.	50,20	50,20
Free float	47,04	49,80
Tresury shares	2,76	—
Total	100	100

The activity of the Group focuses on the exploitation of advertising on the television channels of which it is a concessionaire, as well as the performance of analogous and complementary activities related to said activity, such as:

•Audio-visual production

•News agency

• Promotion Advertising

THE TELEVISION BUSINESS IN 2017

As indicated in the Management Reports accompanying the financial statements for the years 2015 and 2016, investment in TV advertising grew by 6.4% in the former and 5.5% in the latter, records which, sequentially, showed a very slight decreasing behaviour in terms of margins that was explained because, on the one hand, the comparisons with the previous years were increasingly demanding and, on the other, because TV advertising had begun to take off at least six months before the economy as a whole took off, a factor that tended to displace the bases of comparison as the cycle became established.

With regard to 2017, official TV advertising market data released by Infoadex shows growth of 1%, a lower figure than last year and lower than the increase in GDP experienced during the year.

In fact, this final figure is a reflection of the great year-on-year volatility that has been observed throughout the year, with very different quarterly evolutions and, particularly, with a second quarter that, after a robust start to the year, recorded a negative development, something that has not occurred since before the start of the market recovery.

As of July, advertising started to behave in a slightly more positive way with respect to the previous year, demonstrating that, although flatter than in the initial phase of the advertising recovery cycle after 2013, in which the growth multiple was several times higher than GDP, its evolution was still correlated with it.

In any case, as already stated in the Management Report for 2016, this year has confirmed that advertisers remain very careful in planning their campaigns and very tactical in deciding at what point to invest, which has resulted in greater market volatility both month by month and each quarter.

On the other hand, the 2017 data confirms once again that TV advertising continues to be the predominant medium in the global advertising market as a whole, with a weight of 40%, that is, only five tenths less than the percentage recorded in 2016, and this is despite the strength shown by online advertising, which, with the data available at the date of preparing this Management Report, already reaches 28.9% of the global advertising.

Once again, television consumption (measured in minutes per viewer and day) has continued to show strength since, although with decreases from the historical highs reached in mid-2013 (data which, on the other hand, were surely inflated by the severity of the economic crisis), it continues to record some of the highest figures among the countries in our environment, which is undoubtedly a clear sign of the good health of the television medium as a commercial communication tool.

As for prices, they have continued their recovery in the year, albeit at a slower pace than in previous years, it estimated that at year-end half of what was lost from the market highs registered in 2007 would still have to be recovered, while advertising occupation approached levels close to full occupancy in the year.

Regarding Mediaset España Comunicación, S.A. it is worth noting that in 2017 we have achieved a share of 43.3% of investment according to Infoadex data, a record identical to that of 2016, which is worthy in itself, as in 2017 there was no relevant sporting events in the year, whereas in the previous year the football European Championship hosted by France was broadcast. This record places us 1.9 points away from our main competitor, which scores 41.4%, a distance 0.7 points higher than in 2016.

“As for the audience, the data of the year” show that our Company continues to be a world leader with a 27.3% audience share and marks a 0.8 points difference with our main competitor, all this in a year in which no relevant sporting events have been broadcast and the new channels that were granted at the end of 2015 have been fully operative throughout

The Telecinco channel has once again led the audience with 12.4%, 1 tenth of a difference from its main competitor while Cuatro reached 5.9% and the rest of the thematic channels of the Company 9%, that placed them at a distance of 1.7 points compared to its main competitor’s thematic channels, all in a television year which, in the last part, was marked by the impact of the Catalan crisis in terms of audiences and their political news component.

Comparing the Company’s results in 2017 with those of 2016, the following can be seen:

•                  Operating income increased from 797,044 thousand euros in 2016 to 805,921 thousand euros in 2017, mainly due to the increase in advertising revenues during the year.

•                  Operating expenses go from 711,237 thousand euros in 2016 to 701,268 thousand euros in 2017, a reduction that reflects both the impact of the European Football Championship in the previous year and the continuation of the traditional cost management model that is fundamental part of the Company’s business strategy.

•                  Finally, the Company’s net result for 2017 stood at 164,666 thousand euros compared to the 147,201 thousand euros recorded in 2016, a very significant improvement that is primarily explained by the recovery of operating margins experienced in the year as result of both the increase in operating income and, in particular, from the control of expenses.

DIVIDENDS

In 2017, an ordinary dividend was distributed with a charge to the 2016 results amounting to 147,201 thousand euros, a figure that was supplemented by an extraordinary dividend of 28,519 thousand euros charged to reserves.

INVESTMENT IN RIGHTS AND IN CINEMA

The Mediaset España Group continues with its investment in audio-visual rights policy, applying a careful selection in terms of type and content in order to sustain future audience ratings and ensure optimal advertising exploitation. Likewise, the Group places special emphasis on investment in national production series.

The activities undertaken by Telecinco Cinema are worth highlighting, a wholly owned subsidiary of the Group in charge of the legally required film production of TV concessionaires to allocate 3% of operating revenue towards Spanish and European film production.

As investment in film production arises from a legal obligation and not a decision made freely by the network, the Group has opted for quality and ambitious projects based on global strategic criteria guiding its activity in this field. Where possible, it opts for productions of a certain size and scope that are apt for international showing, taking into account market conditions and the Group’s financing capacity, as this obligation outweighs the revenues generated, regardless of the trend and without any consideration to costs incurred or margins obtained.

In short, the aim is to efficiently combine financial capability, talent, profitability, and opportunities for our brightest and most promising professionals in order to maximise the return on investment -in light of global conditions, maximum importance is attached to this- considering that the activity is not voluntary, and to produce films that combine quality and commercial appeal under the Group’s distinctive logo.

In line with the fantastic results obtained in 2015 and 2016, 2017, once again this was an extraordinary year, with four productions released which, as a whole, have attracted 8 million spectators and raised 47 million euros, which is no less than 48% of the box office raised by the 188 Spanish films released in the year. Those titles are:

“Es por tu bien”: a comedy that grossed 9.5 million euros and was seen by 1.5 million viewers in theaters, currently negotiating the possibility of selling “remake” rights to several countries.

“Tadeo Jones and the Secret of King Midas”: directed by Enrique Gato, this is the second part of the adventures of this animation hero. Takings of almost 18 million euros and 3.2 million viewers in cinemas, he won the Goya Award for the best animated film.

“Marrowbone”: is Sergio G. Sánchez’s debut film, screenwriter of, among others, “El Orfanato” and “The Impossible”; premiered in October, it took 7.3 million euros, was seen by 1.2 million viewers and has been sold internationally in more than 80 territories.

“Perfectos Desconocidos”: was released in December, it is undoubtedly the comedy of the year, at the date of preparation of this Management Report it had grossed more than 20 million euros and still present in the Top 10 Spanish box office. It is a

“remake” of the successful Italian production of the same title and, directed by Alex de la Iglesia, and has a cast of top actors and actresses.

With regard to 2018, four fiction feature films and a documentary will be released, namely:

“El Cuaderno de Sara”: released in early February, it has grossed 3 million euros at the date of preparation of this Management Report and continues at the top of the box office rankings.

“Sanz”: is a documentary that revolves around Alejandro Sanz and his work, its premiere scheduled for the month of April.

“Yucatán”: will arrive in theaters at the end of August. It is a comedy directed by Daniel Monzón, who has already directed “Celda 211” and “El Niño”. Its central characters are Luis Tosar and Rodrigo de la Serna.

“Superlópez”: is the film adaptation of the famous Spanish comic. Directed by Javier Ruiz Caldera and starring Dani Rovira, it will reach the screens in November.

2018 will be an intense year for filming: In June “Lo dejo cuando quiero” will begin shooting, a remake of the popular Italian comedy “Smetto quando voglio” will be directed by Carlos Theron (“Es por tu bien”) while in summer filming will begin on the high budget English thriller “Waydown” directed by Jaume Balagueró (Sleep Tight, REC) and, in October “Si yo fuera rico” a remake of a French comedy that will be filmed by Álvaro Fernández Armero. Finally, at the end of the year Salvador García Calvo (“Los últimos de Filipinas”) will move to Africa with “Un mundo prohibido”, a story of child’s survival in an environment of misery. In the same month the filming of the third part of the Adventures of Tadeo Jones will begin.

INTERNET

Our Group has reinforced its commitment to digital activity during 2017, in the overall calculation of the year the company has managed to become the company with the largest video consumption online in the audio-visual sector with a monthly average of 81.1 million videos viewed compared to the 59.4 million registered by its main competitor. In addition, and with an average of 348 million minutes seen per month, it is placed sixth in the global Internet ranking after Google sites, Openload, Facebook, Vevo and Broadband TV.

Once again, the users loyalty towards the Company’s webs has been demonstrated throughout the year, registering a monthly average video consumption per viewer that stands at 3 hours and 53 minutes, a figure far ahead of that which its main competitor has (1 hour and 37 minutes).

On the other hand, unique users have increased by 8.2% compared to the previous year to reach 11.5 million, placing Telecinco.es (7.7 million unique users and 26.7 million videos seen as a monthly average in the year) well ahead of its main competitor, which has scored 7.1 and 3.7 million respectively), while Mitele, with an average of 2.5 million unique users and 48 million videos viewed per month, is also ahead of the competition, something which is also repeated in terms of minutes consumed.

It should be noted that during the first half of 2017 the Group’s main websites were updated to achieve a better adaptation to both the new technological environment and changing consumer habits, resulting in mobile consumption of our content now exceeding 76%.

These modifications have made it possible to homogenise the browsing experience and optimise the content load while reducing loading times and improving advertising formats without penalising user navigation.

From an editorial point of view, the efforts to reach new audiences have been renewed during the year, especially with regard to the new MTMad Internet video channel, which has boosted the Group’s digital content offer and multiplied its value for advertisers and users.

Also in 2017, new projects have been launched such as a new website with digital content and another dedicated to promoting sports that includes stories of achievement, effort and solidarity.

In the area of children and youngsters, a new entertainment platform has been created in HD and accessible from Mitele.es equipped with parental control.

Finally, at the end of 2017, a subscription alert system was put into operation to better inform users about the news on our websites and efforts have been multiplied to improve our content’s positioning on search engines.

TREASURY SHARES

The Company owns 9,282,275 treasury shares whose nominal value as of December 31, 2017 represents 2.76% of the share capital (4,641 thousand euros of nominal value), being below the maximum allowed by the Companies Act for listed companies.

The increases as of December 31, 2017 correspond to the implementation of the Share Repurchase Plan approved on February 23, 2017.

The decreases as of December 31, 2017 are mainly due to the remuneration of employees through shares.

The book value of the treasury shares at 31 December 2017 amounted to 100,500 thousand euros (0 thousand euros at December 31, 2016).

PAYMENTS TO SUPPLIERS

During 2017, the average payment to the Company’s national suppliers was 71 days.

This difference is notable when compared to the maximum stipulated by payment arrears regulations, and is exclusively due to the rigorous control exercised by the Company with regard to commercial and tax requirements to be met by invoices received, meaning that they are not paid until the incidents detected have not been resolved. The Company scrupulously meets its commitments with regard to legislation aimed at battling late payments.

MEDIASET ESPAÑA SHARE PRICE PERFORMANCE

The year 2017 began in a climate of considerable political uncertainty, derived both from the events that occurred in 2016 (“Brexit”, election of Donald Trump as president of the United States) and the relevant electoral processes scheduled for the year (France and Germany fundamentally), all of which seemed to point towards a stock market marked by volatility.

However, the markets’ reaction was the opposite to that expected, with most markets observing sustained growth and historical records were reached in the United States, Germany and the United Kingdom.

In this sense, the best behaviours with regard to European markets took place in the FTSE, in the Italian FTSE MIB (+ 13.6% in the year), the German DAX30 (+ 12.5%), CAC40 French (+ 9.3%) and British FTSE100 (+ 7.6%), while the Euro Stoxx50, the European benchmark index that brings together the largest listed companies in the continent, was revalued by 6.5%.

As far as the United States is concerned, the most relevant indicators have reached, as previously stated, historical highs; the Nasdaq closed the year with an increase of 28.2% followed by the Dow Jones which grew by 25.1%, while the S&P500 was revalued by 19.4%.

The conclusion is that good macroeconomic data at a global level added to low volatility have encouraged investors to opt for equities.

With respect to Spain, the IBEX35 rose by 7.4% in the year (which is the best figure since 2013), with 24 stocks on the rise and with an interannual evolution marked by a very positive first part (up to May the increase was almost 20% surpassing 11,100 points) and one last evolution marked by the Catalan political crisis that resulted in many investors withdrawing from the market fearful of the possible negative consequences of the process. The final balance was that the market closed positively in seven of the twelve months of the year, reaching minimums on January 23 (9,305 points) and reaching its highest record on May 5 11,120 points), Santander, BBVA and Telefónica being the most traded securities in the year (40% of the total volume thereof).

As regards Mediaset España Comunicación, S.A., the share price closed the year at 9.36 Euros, with a drop of 16.1%. The maximum price was registered on May 4 when it reached 13 euros; from there, and coinciding with the uncertainties concerning the status of a foreign broadcaster, which produced a contagion effect to other operators in the sector, the share price began to fall, until on November 10 it registered its worst record (8.62 euros).

The daily average shares traded during the year was 1,290,029 (equivalent to 14,153,426 euros), down 19% over the previous year and the total traded volume stood at 3,609.1 million euros, with a negative variation of 14.5% with respect to the previous year. The total volume of shares traded stood at 354.3 million compared with 411.5 million the previous year, the month of May being the month in which the most Mediaset España Communication, SA shares were traded, coinciding with the annual dividend payment.

The market capitalisation of Mediaset España Communication, S.A. as of December 31, 2017, was 3,151.3 million euros, which ranked it 30th in the Ibex35 and, despite having lost around 600 million euros in capitalisation in the year, it continued once again as an undisputed leader among the Spanish companies in the sector, with a capitalisation of 33% higher than all of them and making a difference of 1,187,463 thousand euros with respect to its main competitor Atresmedia, which allowed it to position itself in fourth place within of the European broadcasters, immediately behind ITV, Prosieben and Mediaset SpA

CORPORATE GOVERNANCE

Good practice in corporate governance means establishing rules, principles, and incentives at companies that help safeguard the interests of the company and its shareholders, and guarantee greater transparency in management.

Mediaset España Comunicacion, S.A.’s commitment to the regulations and principles of good governance has been evident since it first was listed on the market in 2004. Since then, our focus has been on adapting our different regulating bodies to the Code of Good Governance as well as others, which were inexistent until now: our Code of Ethics is obligatory for any natural or legal person collaborating in any and all capacities with us, as well as the Rules of Internal Conduct of Mediaset España Comunicación, S.A. and subsidiaries with regards to the stock market.

This also contemplates a review of the quantitative and qualitative composition of the Board of Directors and the Committees in order to comply with recommendations in this regard.

Verification by independent auditors of our Reports of (i) Corporate Governance and (ii) Remuneration Policy (Deloitte) and (iii) Corporate Responsibility (PricewaterhouseCoopers), as well as submitting the latter to a binding vote by the Ordinary

General Meeting, which have rated it op among IBEX-35 companies in a study of Corporate Governance compliance, as do other specialized institutions.

Additionally, based on the legal regulations that have come into force in the year, this report is accompanied by the “Non- Financial Information Report” for 2017.

HEDGING FINANCIAL RISKS

The Company uses financial instruments to hedge the impact of foreign exchange differences in connection with transactions (primarily the acquisition of external production rights) denominated in foreign currency. These hedges are designed to offset the impact on the income statement of exchange-rate fluctuations in outstanding amounts payable on these transactions. Specifically, the Group buys foreign currency for the said amounts payable so as to match the forecast payment dates.

RISK CONTROL

The Company’s risk management policies are described in Note 8.3 of the accompanying financial statements.

RESEARCH AND DEVELOPMENT

The Group’s biggest investments concentrate on current and future content broadcast by our Company. It does not have a specific R&D department, although innovation is one of our crucial areas of development.

ENVIRONMENTAL ASPECTS

Given the Group’s activities, it has no environmental liabilities, expenses, assets, provisions or contingencies that could be significant in relation to the Group’s equity, financial position and results.

Additionally, based on the legal regulations that have come into effect in the year, this report is accompanied by the “Non-Financial Information Report” for 2017.

SIGNIFICANT EVENTS AFTER THE REPORTING PERIOD

At the date of preparing this Management Report, no significant events have occurred after the end of the reporting period.

CAPITAL STRUCTURE

The Company’s share capital amounts to 168,359 thousand euros, representing 336,717,490 shares as of December 31, 2017 and 2016. All of them are represented by book entries and are of the same class.

The Company’s shares are listed on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges. The ISIN Code is ES0152503035.

As of January 3, 2005 Mediaset España Comunicación, S.A. is a company listed on the IBEX 35.

THE COMPANY’S BUSINESS OUTLOOK

It is a well-known fact that our business is mainly dependent on advertising, which in turn has historically been closely and directly linked to private consumption trends and its perspectives, as well as disposable family income and unemployment figures. However, a perspective on how these variables interact must be based on a sufficient period of time; otherwise, results can be misleading.

In addition, this correlation is affected by the duration of the advertising cycle and by the time in which the activity takes place.

It is therefore superfluous to highlight that our Group’s business in 2018 cannot be separated from the general macroeconomic context in which we operate, nor from the correlated figures, although this interdependence would have to be qualified with the factors of cyclicality and of year-on-year volatility already mentioned.

It has already been explained in this Management Report that the data for 2017 shows that the Spanish economy has continued to grow at a sustained pace and showing one of the highest rates in our environment, estimating that in 2018 the main macroeconomic variables will continue increasing, although at somewhat lower levels as a result of the end of a tailwind that was present in past years and also as a consequence of the political situation in Catalonia.

In this sense, if we consider the most authoritative economic forecasts, it is expected that the Spanish GDP growth this year will be slightly less than in 2017 (the consensus stands at 2.5% increase in private consumption advancing at a rate somewhat less). Of course, these forecasts do not take into account exogenous or imponderable factors in the international arena that could affect our economy.

With regard to the activity of free-to-air television, we hope that the process of consolidation and normalisation of the sector that we have witnessed in recent years will continue, we do not foresee a change in the existing operator and channel landscape that was left fixed after the allocation of six new channels at the end of 2015.

We also hope that the advertising cycle will continue upwards as a result of the underlying economic growth; in this context, the recovery of advertising prices, which were so severely punished during the crisis, will continue to be a priority although it will be more in line with the point of the cycle in which we find ourselves and always in the characteristic volatile environment in the short term that has been a constant in recent years.

We also expect that, based on the data of both television consumption measured in minutes / day and the weight of free-to air television in global audio-visual consumption through the different platforms, the participation of television advertising revenues in global advertising as a whole is stable as it has been in recent years, a demonstration of the importance of TV as a means of distributing advertising messages because of its penetration, simultaneity in its reach to consumers, uniformity in methods for measuring audiences, impacts and security of its surroundings, as it is a highly regulated environment.

We will also continue our efforts to ensure the distribution of our content across all platforms and devices available to viewers (TV, online platforms, etc.), investing both in financial resources and personnel on line with what we have been doing in recent years, always with a strategy based on selling advertising across various media as the primary source of income.

In this changing market and with the new ways of distributing audio-visual content, our Group’s business strategy will continue to focus on maintaining our leading position both in terms of audience and the exploitation of the advertising market, with a strong presence in terms of in-house produced content both through our own means and in association with independent producers, with special significance regarding those in which we have a non-controlling interest.

Indeed, we consider that a powerful and varied in house production is a singular point of strength both to provide us with exclusive content that has historically been blessed by the public’s support and to compete effectively with the new players operating in the Spanish market.

We will also continue with the marketing strategy for in-house production, which, although it still represents a small percentage of our revenues, it has been progressing at a good pace in recent years and is a profitable business line with a future.

In terms of costs, we will continue with our traditional approach, with the objective of adapting ourselves to the environmental conditions that affect income generation and helped by the weight of our in-house production, to determine an optimal basis that allows the maximisation of our margins and our cash flows taking advantage of the operating leverage that is inherent to our sector.

In reference to our programming grid we will continue to exploit the genres that have historically been enjoying the audience’s support and that have made us the leading Group, as well as our strategy of diversification and targeting audiences through our family of channels in order to achieve a better rapport with the audience and also a more effective business card for our clients. In this context, we believe the broadcast of the 2018 Russian Football World Cup matches acquired will be the perfect complement, for its notoriety and relevance, to underpin our business strategy in the year.

Finally, maintaining a solid financial and equity position (while remaining debt-free and with positive cash- flow), thereby making it possible to objectively and independently consider operational and business opportunities as they arise within the context of the current ever-changing environment, while bolstering the Group’s competitive edge in the face of the high financial leverage which affects the majority of the companies competing in its sector.

Also, once our sector’s economic situation seems more normalised, we will maintain our shareholder remuneration policies based on distribution (using the different measures at our disposal, dividends, the purchase of treasury shares, or others) of surplus cash.

Rules governing the appointment and replacement of board members, the amendment of the Articles of Association and the powers of the members of the Board of Directors, in particular those relating to the possibility of issuing or repurchasing shares.

A. Rules applicable to the appointment and replacement of Directors.

Article 41 of the Articles of Association- Appointment of Directors

1.     Board members will be appointed following the agreement of the General Meeting, notwithstanding when the appointments are made using the proportional system adopted under the requirements established in the applicable law.

2.     The position of board member may be waived, revoked and reappointed once or several times. The appointment of the board member shall take effect upon its acceptance.

3.     Should vacancies arise during the term of office that the board member was appointed for, the board may appoint persons for these posts from among the shareholders until the first General Meeting takes place. Likewise, if vacancies arise once the General Meeting is convened and before it’s held, the Board of Directors shall appoint a Director until the next General Meeting is held.

4.     Persons who are involved in any incompatibility or prohibition provided for in the Act, Articles of Association or the Board of Directors Regulations may not be appointed as Directors.”

Article 54 of the Articles of Association- Directors Term of Office

1.     Each director will be elected for a four-year (4) term, with the possibility of re- election one or more times for the same duration period(s). Once the term is concluded, the appointment will expire once the next General Meeting is held or the legal term for calling the next General Meeting has expired.

2.     Independent directors will be able to hold their appointments for a maximum term of twelve (12) years, without the option for re-election upon completion of this term except with a favourable reasoned report from the Appointments and Remuneration Committee.”

Article 55 of the Articles of Association- Removal of Directors

1.     Directors will leave their positions when it has been decided at a General Meeting, when they give notice of their termination or resignation to the Company and upon completing the term for which they were appointed. In this last case, termination will become effective on the date of the first General Meeting.

2.     Directors must offer to resign from the Board of Directors and if considered necessary, formalise their resignation in the following cases: (a) upon reaching eighty five (85) years of age; (b) upon termination of their appointments as executives in association with which they were appointed to the Board of Directors; (c) when, due to unforeseen circumstances, they are found to be involved in any of the incompatible or prohibited situations applicable; (d) when the Appointments and Remuneration Committee issues a serious warning for infringing their duties as directors; (e) when their presence on the Board may put at risk, for any reason, directly, indirectly, or through the persons related to them, the loyal and diligent exercise of their functions in accordance with the interests of the Company or negatively affect the credibility and reputation of the Company; or (f) when the reasons for which they were appointed cease to exist.

3.     When directors voluntarily resign before completion of the term, they must send a letter to all the members of the Board of Directors setting out the reasons for this resignation. Similarly, the Company must communicate the resignation to the Spanish Stock Exchange Commission as a relevant fact and explain the reasons behind the resignation in the Annual Corporate Governance Report.”

B. Rules applicable to the amendment of the Company’s Articles of Association.

Article 34 of the Articles of Association- Adopting Resolutions

1.     The Annual General Meeting, ordinary or extraordinary, shall adopt resolutions by the majority required by the applicable law. Each voting share, either present or by way of representation at the Annual General Meeting, shall have the right to one vote.

2.     The majority necessary to adopt a resolution will require the favorable vote of a simple majority of the shares with the right to vote, present or by way of representation at the Annual General Meeting, it being understood that a resolution is adopted when you have more votes for than against of the capital present or represented. Except for cases where the Law or these Articles establish a greater majority.

In particular, when at second call shareholders representing twenty-five percent (25%) or more of the share capital with voting rights without reaching fifty percent (50%), the resolutions referred to in Article 25.2 above may only be adopted by the favourable vote of two-thirds (2/3) of the shares represented at the Meeting. When shareholders representing more than fifty percent (50%) attend, it will be sufficient that the agreement is adopted by an absolute majority of the shares represented. ”

C.- Powers of the members of the Board of Directors and. in particular. those relating to the possibility of issuing or repurchasing shares.

These powers are regulated firstly in the Company’s Articles of Association and secondly in the internal code of conduct.

A. Article 37 of the Articles of Association regulates management and supervisory powers as follows:

1.     Except for matters reserved solely to General Meeting by Law or the Articles of Association, the Board of Directors is competent to adopt the resolutions in all kinds of matter, being the Company’s highest decision-making body.

2.     Without prejudice to the Board of Directors’ widespread powers to manage, direct, represent, and administer the Company, the Board of Directors will basically focus its activity on defining and supervising the Company and Group’s general management strategies and directives, and communicate, coordinate, and monitor the implementation of their general strategies, policies, and guidelines. The main purpose is to create value for shareholders, based on general trust in delegating the management and handling of the Company’s ordinary business to its delegated bodies and management team.

3.     In any case, the Board of Directors has exclusive competence over the following matters, which may not be delegated:

i.      Its own organisation and functioning.

ii.     Calling the General Shareholders meeting, preparation of the agenda, and proposed agreements.

iii.    Formulation of the annual financial statements, the management report and the proposal for the distribution of profits as well as the annual accounts and management report, and, its presentation to the General Meeting Board.

iv.    Formulation of any report required by Law at any time to the Board of Directors, as long as the operation referred to in the report cannot be delegated.

v.     Appointment of directors by co-optation and proposals to the General Meeting for the appointment, ratification, re-election, or removal of directors..

vi.    The appointment or replacement of, or where applicable, of the Company’s CEO, as well as the establishment of their contractual conditions.

vii.   Designation and re-election of internal positions on the Board of Directors and members of committees.

viii.  In accordance with the Articles of Association, the establishment of the remuneration of the members of the Board of Directors, to be proposed by the Appointments and Remuneration Committee.

ix.    Formulation, of the Directors Remuneration Policy Report in accordance with the applicable law and corporate governance recommendations following a favorable report previously issued by the Appointments and Remuneration Committee.

x.     Interim dividend payments.

xi.    Announcement of any takeover bids regarding securities issued by the Company.

xii.   Approval and amendment of the Board of Directors Regulations governing its organisation and internal operations.

xiii.  Formulation of the Annual Corporate Governance Report.

xiv. Exercising the powers delegated by the General Meeting Board when the option for delegation is not available and to exercise any functions given to it at the General Meeting, unless sub-delegation had been expressly authorised.

xv.             The approval, following the previous report of the Appointments and Remunerations committee, of operations of the Company or the companies of the Group carried out with the Directors, in accordance with the applicable regulations, or those operations, with shareholders, individually or jointly with others, of a significant participation including shareholders represented on the Board of Directors of the Company or other companies of the Group or with persons related to them. Directors that are affected or represented or are related to affected shareholders, will not participate in the deliberation and vote of such an agreement with the exception of those transactions established by the Law at any given time.

Board approval is not necessary (based on a report from the Appointments and Remuneration Committee) for related Company transactions performed, simultaneously contemplating the three following conditions: (i) they are performed under contracts with standard terms and conditions and applied in masse to multiple customers; (ii) they are performed at prices established in general terms by the supplier of the goods or service in question; and (iii) the amount in question does not exceed 1% of the Company’s annual income.

xvi.            Approval of any kind of investments or transactions which, by their amount or special characteristics, are strategic or have a special tax risk, unless their approval corresponds to the General Shareholders’ Meeting.

xvii.           Entering into any contract or formation of any legal relationship between the Company and a third party valued at more than 80,000,000 Euros, unless their approval corresponds to the General Shareholders Meeting.

xviii.          Determination of the general policies and strategies of the Company, in particular:

a)  Approval of annual budgets and the strategic plan, if any.

b)  Approval and supervision of the management objectives and the dividend policy.

c)  Approval and supervision of the investment and financing policy.

d)  Define the Group company structure of which the Company is parent.

e)  Approval and supervision of the Corporate Governance policy of the Company and the Group.

f)  Approval and supervision of the Corporate Social Responsibility policy.

g)  Approval of the Executive Directors remuneration policy to be voted on at the General Shareholders Meeting.

h)  Approval of the Company’s treasury stock policy.

xix.                            Determine the Company’s tax strategy.

xx.                               Performance evaluation of the Company’s executive directors.

xxi.         Supervise the effective functioning of any Committees created as well as performance of delegated bodies, as well as any designated directors.

xxii.        Approval and follow-up, based on the Audit and Compliance Committee Report, risk management and control policy including those which are tax-related, as well as the supervision of internal information and control systems.

xxiii.       The appointment and removal of senior management who report directly to the Board of Directors or one of its members. Also, the establishment of the basic contractual terms, including their remuneration.

xxiv.       Approval of financial information that the Company must periodically publish at the request of the Audit and Compliance Committee.

xxv.        Approval of the creation or acquisition of ownership interests in special-purpose entities or companies domiciled in contries or territories considered to be tax havens and any transactions or operations of a similar nature which, due to the complexity thereof, may adversely affect the Company’s transparency.

xxvi.       Authorisation or removal of commitments assumed from loyalty in accordance with legally- established imperatives and exemptions.

xxvii.      Creation, organization, and supervision of an internal whistleblowing channel.

xxviii.     Any other matters which the Board of Directors Regulations deal with.

4.             Where urgent circumstances are duly justified, it may take decisions relating to the matters in paragraphs i, xii, xv, xvi, xviii a), xviii b), xviii c), xviii d), xviii e), xviii f), xix, xxii, xxiv xxv and above, by the Executive Committee or the Chief Executive Officer, to be ratified at the first Board of Directors Meeting held after the decision is taken.

5.             The Board of Directors shall conduct an annual evaluation of its performance and that of its committees, and propose on the basis of the result of the evaluation, an action plan to correct identified deficiencies. The result of the assessment shall be recorded in the minutes of the meeting or will be added as an attachment.

The faculties inherent to the Board of Directors, apart from any which may legally or statutorily be delegated are performed by the Executive Committee and the CEO, Mr. Paolo Vasile.

The Rules of Internal Conduct of Mediaset Espana Comunicación, S.A. and its Group of companies’ actions on the Securities Market are guided by Section 13, which sets forth the applicable regulations regarding treasury share transactions, as follows:

Article 13. - Regulations regarding treasury share transactions:

1.             For the purposes of these Regulations, treasury share transactions are considered those directly or indirectly carried out through any of the Group companies which have redemption value.

2.             The Group’s treasury share transactions will in no case will take place using Privileged Information, and must always have a legitimate purpose, such as to provide investors the sufficient liquidity to trade Company shares, execute own share repurchase agreements, or stabilization in accordance with prevailing legislation, meet legitimate previously-established commitments or any other admissible purposes outlined in applicable legislation and criteria published to this effect by the CNMV.

In no case will treasury share transactions be used to influence the free process of price formation for the Company’s shares, by generating deceptive signs regarding their contracting volume or liquidity.

3.             Treasury share management will be carried out with full transparency in relationships with supervisory and governing bodies. Treasury share transactions will be notified to the CNMV within the legally-established form, deadline, and requirements.

4.             The Mediaset Group’s Finance Director, as Head of Treasury Share management, should:

a)   Report to the Regulatory Compliance Manager (RCM) of any treasury share transactions to be carried out with sufficient notice, and at least 24 hours ahead of time;

b)   Keep the RCM regularly informed, or where requested, report on all treasury share transactions performed, maintain an updated file of all transactions with own shares;

c)   Provide regular information to the Audit Committee on risks assumed during treasury share transactions;

d)   Oversee the performance of the Company’s shares on the markets.

Significant agreements that would come into force, be amended or expire in the event of a change of control at the company

There are no significant agreements subject to a change in control at the parent company.

Agreements between the company and its directors and managers that provide for special indemnities 1-

1- Executive director:

Compensatory system:

a) Voluntary departure: annual payment: fixed annual salary+ annual bonus/13.5, with total compensation the sum of years employed.

b) Lawful or unlawful dismissal: legal indemnity + indemnity in point a)

Where any changes are made to the Company’s current direct/indirect ownership/control, and in cases of unfair, collective, dismissal, or removal by the CEO due to any of the causes set forth in Articles 39, 40, 41, and 50 of the Workers’ Statute: two gross annual salary payments.

2.- Executive Director:

Where any changes are made to the Company’s current direct/indirect ownership/control, and in cases of unfair, collective, dismissal, or removal by the CEO due to any of the causes set forth in Articles 39, 40, 41, and 50 of the Workers’ Statute: two gross annual salary payments.

3.- General Director

Where any changes are made to the Company’s current direct/indirect ownership/control, and in cases of unfair, collective, dismissal, or removal by the CEO due to any of the causes set forth in Articles 39, 40, 41, and 50 of the Workers’ Statute: two gross annual salary payments.

4.- Divisional Director:

Termination of the contract at the Company’s request (unless referring to lawful dismissal): Indemnity comprising an annual fixed gross salary plus any legally-stipulated amounts.

5.- Divisional Director:

Termination of the contract for reasons attributable to the company or suspension, modification or limitation of its duties will perceive the largest amount of the following options:

A) Compensation starting from 1,020,000 euros, decreasing monthly by 34,000 euros over the following 30 months from the signing of the termination (01/30/2006) until it reaches 0.

B) Compensation equal to 12 months of current salary.

6.- Managing Director:

Start date of the contract: October 10, 2009.

A)    From the 7th to the 9th year: six months fixed salary (legal compensation excluded).

B)    As of the 10th year: legal compensation.

7.- Managing Director:

Where the Company terminates the contract, and unless it is deemed lawful: indemnity of one hundred and twenty thousand euros gross (120,000.00 euros), including legal dismissal amounts. From here on the indemnity should the legally-established higher than the agreed-upon amount, it will be the only amount payable.

8.- Area Manager:

During the first 3 years: 12 months of fixed salary (legal compensation included)

- From the 4th year and after: 6 months of fixed salary (legal compensation included).

Read with the accompanying explanatory notes

Madrid, 27 February 2018.